                                                                   EXHIBIT 10.1

                                      LEASE


                                 By and Between


                          ARE-METROPOLITAN GROVE I, LLC


                                       and


                               DIGENE CORPORATION

                                TABLE OF CONTENTS

LEASE ....................................................................   -4-
      1.   Lease of Premises..............................................   -4-
      2.   Basic Lease Provisions.........................................   -4-
      3.   Term...........................................................   -6-
      4.   Possession and Commencement Date...............................   -7-
      5.   Rent...........................................................  -10-
           5.1.     Annual Base Rent......................................  -10-
           5.2.     Additional Rent.......................................  -10-
           5.3.     Improvement Rent......................................  -11-
      6.   Operating Expenses.............................................  -12-
      7.   Rentable Area..................................................  -18-
      8.   Security Deposit...............................................  -19-
      9.   Right of First Offer to Lease Additional Space. ...............  -20-
      10.  Use............................................................  -22-
      11.  Brokers........................................................  -24-
      12.  Holding Over...................................................  -25-
      13.  Taxes on Tenant's Property.....................................  -25-
      14.  Project Common Areas, Parking Facilities.......................  -26-
      15.  Utilities and Services.........................................  -26-
      16.  Alterations....................................................  -28-
           16.10.   Right to Expand Building..............................  -31-
      17.  Repairs and Maintenance........................................  -31-
      18.  Liens..........................................................  -32-
      19.  Indemnification and Exculpation................................  -32-
      20.  Insurance - Waiver of Subrogation .............................  -34-
      21.  Damage or Destruction..........................................  -36-
      22.  Eminent Domain.................................................  -38-
      23.  Defaults and Remedies..........................................  -39-
      24.  Assignment or Subletting.......................................  -43-
      25.  Attorneys' Fees................................................  -47-
      26.  Bankruptcy.....................................................  -47-
      27.  Estoppel Certificate...........................................  -48-
      28.  Joint and Several Obligations..................................  -48-
      29.  Definition of Landlord; Limitation of Landlord's Liability.....  -48-
      30.  Project Control by Landlord....................................  -50-
      31.  Quiet Enjoyment................................................  -51-
      32.  Quitclaim Deed.................................................  -51-
      33.  Rules and Regulations..........................................  -51-
      34.  Subordination and Attornment...................................  -51-
      35.  Surrender......................................................  -52-
      36.  Waiver and Modification........................................  -53-

      37.  Waiver of Jury Trial and Counterclaims.........................  -53-
      38.  Hazardous Materials............................................  -53-
           38.1.    Prohibition/Compliance. ..............................  -53-
           38.2.    Business..............................................  -54-
           38.4.    Testing...............................................  -55-
           38.5.    Underground Tanks.....................................  -55-
           38.6.    Indemnification. .....................................  -55-
           38.7.    Survival..............................................  -56-
      39.  Right to Extend Term...........................................  -56-
      40.  Miscellaneous..................................................  -57-
           40.2.    FDA Rules and Regulation..............................  -57-
           40.3.    ......................................................  -58-
           40.4.    Terms and Headings....................................  -58-
           40.5.    Examination of Lease..................................  -58-
           40.6.    Time.  ...............................................  -58-
           40.7.    Covenants and Conditions..............................  -58-
           40.8.    Consents..............................................  -58-
           40.9.    Entire Agreement......................................  -58-
           40.10.   Severability. ........................................  -58-
           40.11.   Recording.............................................  -59-
           40.12.   Impartial Construction................................  -59-
           40.13.   Inurement. ...........................................  -59-
           40.14.   Notices.  ............................................  -59-
           40.15.   Maryland Jurisdiction. ...............................  -59-
           40.16.   Authority.............................................  -59-
           40.17.   ......................................................  -59-
      41.  Defined Terms..................................................  -60-

EXHIBITS .................................................................  -64-

      EXHIBIT "A".........................................................  -65-
      EXHIBIT "B".........................................................  -66-
      EXHIBIT "C".........................................................  -67-
      EXHIBIT "D".........................................................  -68-
      EXHIBIT "E".........................................................  -69-
      EXHIBIT "F".........................................................  -70-
      EXHIBIT "G".........................................................  -71-
      EXHIBIT "H".........................................................  -72-
      EXHIBIT "I".........................................................  -78-
      EXHIBIT "J".........................................................  -79-
      EXHIBIT "K".........................................................  -85-
      SCHEDULE 1..........................................................  -86-

                                      LEASE

         THIS LEASE is made as of March 2, 1998 (the "Effective Date"), by and between ARE-METROPOLITAN GROVE I, LLC, a Delaware limited liability company ("Landlord"), and DIGENE CORPORATION, a Delaware corporation ("Tenant"). Certain capitalized terms used but not otherwise defined elsewhere in this Lease shall have the meaning ascribed thereto in Section 39.

1.       Lease of Premises

         1.1. Landlord hereby leases and demises to Tenant, and Tenant hereby leases and hires from Landlord, upon the terms and conditions hereof those certain premises (the "Demised Premises") within the building to be constructed (the "Building") on the land cross- hatched in Exhibit "A" attached hereto (the "Land"), and to have the mailing address set forth in Section 2.1.1. The Demised Premises are shown on the plans attached hereto as Exhibit "B" and are situated on all floors and/or suites in the Building. The Land upon which the Building is located, the Building, and any other building located thereon and all landscaping, parking facilities, and other improvements and appurtenances related thereto, including, without limitation, driveways, sidewalks, parking areas, and landscaped areas shall be a part of the development to be constructed known as Metropolitan Grove Park and/or Alexandria Research Center, the site plan and legal description for which is attached hereto as Exhibit "C" (the "Project").

2.       Basic Lease Provisions

         2.1. For convenience of the parties, certain basic provisions of this Lease are set forth herein. The provisions set forth herein are subject to the remaining terms and conditions of this Lease and are to be interpreted in light of such remaining terms and conditions.

              2.1.1. Address of the Building: To be determined by City of Gaithersburg, Maryland

              2.1.2.    [Intentionally Omitted]

              2.1.3. Initial Area of Demised Premises, Building and Project, all as subject to adjustments in accordance with Article 7.

                        (a) Initial Rentable Area of the Demised Premises:
                              90,000 sq. ft.

                        (b) Initial Rentable Area of the Building:
                              90,000 sq. ft.

                        (c) Initial Rentable Area of the Project:
                              318,100 sq.ft.

              2.1.4.    Initial Annual Base Rent:

                        (90,000 rentable sq. ft.) x ($15.40 per rentable sq. ft.) = $1,386,000, subject to adjustments of Rentable Area pursuant to Article 7.

              2.1.5.    Initial Monthly Rental Installments:

                        (Initial Annual Base Rent) (divided by) 12 months = $115,500 subject to adjustments of Annual Base Rent pursuant to Section 2.1.4 and Section 5.1.3.

              2.1.6.    Tenant's Pro Rata Share of Building: 100 %

              2.1.7. Initial Tenant's Pro Rata Share of Project: 28.29 %, subject to adjustment as provided herein.

              2.1.8.    Term of Lease:

                        (a) Term Commencement Date:
                        As defined in Section 4.2.

                        (b) Term Expiration Date:
                        Ten (10) years from the Term Commencement Date.

              2.1.9.    Security Deposit:

                        (Initial Monthly Rental Installment) x (3 months), subject to increase in accordance with Article 8.

              2.1.10.   Permitted Use:

                        Pharmaceutical, biological or medical device research laboratories and related manufacturing, warehouse, distribution and office uses consistent with Article 10.

              2.1.11.   Address for Rent Payment:

                        135 N. Los Robles Ave., Suite 250
                        Pasadena, CA 91101
                        Attention: Corporate Secretary

                        Address for Notices to Landlord:

                        135 N. Los Robles Ave., Suite 250
                        Pasadena, CA 91101
                        Attention: Corporate Secretary

                        With a copy to:

                        11440 West Bernardo Court, Suite 170
                        San Diego, CA 92127
                        Attention: Gary A. Kreitzer, Esq.

                        Address for Notices to Tenant:

                        Prior to Term Commencement Date

                        9000 Virginia Manor Road
                        Beltsville, Maryland  20705
                        Attention: Mr. Charles M. Fleischman

                        From and after Term Commencement Date:

                        Address of the Building
                        Attention: Mr. Charles M. Fleischman

              2.1.12. The following Exhibits and Schedule are attached hereto and incorporated herein: A, B, C, D, E, F, G, H, I, J and K and Schedule 1.

3.       Term

         3.1. This Lease shall take effect upon the Effective Date, and, except as specifically otherwise provided within this Lease, each of the provisions hereof shall be binding upon and inure to the benefit of Landlord and Tenant, and each of their respective successors and permitted assigns, from and after the Effective Date.

         3.2. The term of this Lease (the "Term") shall be that period from the Term Commencement Date and through the Term Expiration Date subject to terminations or extensions as otherwise provided herein, including, without limitation, Tenant's right to terminate as provided in Section 3.3.

         3.3. Notwithstanding anything to the contrary contained herein, Tenant shall have the right, in its sole and absolute discretion, to terminate this Lease, which termination shall be effective at the end of the fifth year after the Term Commencement Date, upon not less than twelve (12) months' prior written notice to Landlord, which notice, as a condition to its effectiveness and the effectiveness of any termination, shall be accompanied by the payment of the Termination Amount. Upon the effective date of such termination made pursuant to this paragraph, this Lease shall terminate and all of the rights and obligations of the parties hereunder shall thereafter cease and terminate, except pursuant to any provision which expressly survives the termination hereof, including without limitation, Tenant's indemnification obligation set forth in Article 38 of this Lease, and Tenant's obligations and liabilities which accrue or arise prior to the termination date of this Lease, including, without limitation, Tenant's obligation to pay any and all Rent which accrued prior to such termination date.

4.       Possession and Commencement Date

         4.1. Landlord shall tender possession of the Demised Premises and the Land to Tenant on or before the Target Term Commencement Date (as the same is extended due to Tenant-Caused Delays or Force-Majeure Delays) with Landlord's Work Substantially Completed.

         4.2. The Term Commencement Date shall be the date which is three (3) Business Days after the Substantial Completion of Landlord's Work, provided that in the event Landlord intends to deliver the Demised Premises with Landlord's Work Substantially Complete on any date other than the Target Term Commencement Date (as extended due to Tenant-Caused Delays or Force-Majeure Delays), Landlord shall deliver to Tenant written notice of such other delivery date no less than forty-five (45) days prior to such other delivery date. Landlord and Tenant shall each execute and deliver to the other written acknowledgment in the form attached hereto as Exhibit "D" of the Term Commencement Date and the Term Expiration Date when the same are established; provided, however, the failure to execute and deliver such acknowledgment shall not affect Landlord's or Tenant's rights or liabilities hereunder.

         4.3. Tenant agrees that, in the event Landlord fails to tender possession of the Demised Premises and the Land on or before the Target Term Commencement Date, Landlord shall not be liable to Tenant for any loss or damage resulting therefrom, and this Lease shall not be void or voidable except as provided below in Section 4.4. In such event, however, Tenant shall not be liable for Annual Base Rent, Improvement Rent or Operating Expenses until the Term Commencement Date. In the event the Term Commencement Date is delayed beyond the Target Term Commencement Date (as extended due to Tenant-Caused Delays or Force-Majeure Delays), Tenant shall receive one (1) day of abatement of Annual Base Rent for every day the Term Commencement Date is delayed beyond the Target Term Commencement Date (as extended due to Tenant-Caused Delays or Force-Majeure Delays) up to and including the date (the "First Delayed Delivery Date") which is thirty (30) days after the Target Term Commencement Date (as extended due to Tenant-Caused Delays or Force-Majeure Delays). In the event the Term Commencement Date is delayed beyond the First Delayed Delivery Date (as extended due to Tenant-Caused Delays or Force-Majeure Delays), Tenant shall receive three (3) days of abatement of the Annual Base Rent for every day the Term Commencement Date is delayed beyond the First Delayed Delivery Date (as extended due to Tenant-Caused Delays or Force-Majeure Delays) up to and including the date (the "Second Delayed Delivery Date") which is thirty (30) days after the First Delayed Delivery Date (as extended due to Tenant-Caused Delays or Force-Majeure Delays).

         4.4. In the event the Term Commencement Date is delayed beyond the Second Delayed Delivery Date (as extended due to Tenant-Caused Delays or Force-Majeure Delays), Tenant shall have the right (time being of the essence) to terminate this Lease exercisable only prior to the earlier to occur of (A) the date which is fifteen (15) days after the Second Delayed Delivery Date (as extended due to Tenant-Caused Delays and Force-Majeure Delays), and (B) the Term Commencement Date, by giving Landlord five (5) days written notice of Tenant's election to terminate the Lease. In the event Tenant so terminates this Lease,
(i) as of the effective date of such termination this Lease shall be of no further force or effect and neither party shall have any further rights or obligations hereunder other than pursuant to any provision hereof which expressly survives the termination of this Lease, and (ii) Landlord shall, within ninety (90) days following the effective date of such termination, pay to Tenant the total amount of Annual Base Rent that would have been abated through the effective date of such termination had the Lease not been terminated (which obligation shall survive such termination). In the event that Tenant fails to timely terminate this Lease (time being of the essence), this Lease will continue in full force and effect, no additional amounts of Rent will be abated and Tenant will have no further rights to terminate this Lease due to any delays in the Term Commencement Date. Notwithstanding anything to the contrary set forth herein, in the event the Term Commencement Date has not occurred on or before December 31, 2000, this Lease shall terminate and be of no further force or effect and neither party shall have any further rights or obligations hereunder other than pursuant to any provision hereof which expressly survives the termination of this Lease

         4.5. In the event that Landlord fails to acquire title to the Project (as evidenced by the unconditional delivery of a deed to the Project) by May 5, 1998, Tenant shall have the right to terminate this Lease at any time on or before June 5, 1998, by giving Landlord fifteen (15) days written notice of Tenant's election to terminate the Lease, and, as of the effective date of such termination, this Lease shall be of no further force or effect and neither party shall have any further rights or obligations hereunder other than pursuant to any provision hereof which expressly survives the termination of this Lease.

         4.6. In the event that any of the events (each, a "Milestone Event") set forth on Schedule 1 attached hereto have not occurred on or before the date (each, a "Milestone Date") set forth on Schedule 1 for each respective Milestone Event (as the same may be extended due to Tenant-Caused Delays and Force-Majeure Delays), Tenant shall have the right to terminate this Lease by delivering to Landlord no later than five (5) days after the applicable Milestone Date (as the same may be extended due to Tenant-Caused Delays and Force-Majeure Delays) written notice of Tenant's election to terminate this Lease, which termination shall be effective ten (10) days after delivery of such notice by Tenant unless, within such ten (10) day period, the applicable Milestone Event occurs, in which event Tenant's termination election shall be of no force or effect and this Lease shall continue in full force and effect. Upon the effective date of any termination pursuant to this Section 4.6, this Lease shall be of no further force or effect and neither party shall have any further rights or obligations hereunder other than pursuant to any provision hereof which expressly survives the termination of this Lease.

         4.7. Landlord shall allow Tenant to enter upon the Demised Premises at any time during normal business hours prior to the Term Commencement Date for the purpose of performing Tenant's Work or to install any furnishings, fixtures or equipment of Tenant, provided such entry does not unreasonably interfere with the performance by Landlord of Landlord's Work and that Landlord shall have no liability to Tenant for any damage to Tenant's furnishings, fixtures or equipment. Such entry shall be subject to all the terms and conditions of this Lease other than the payment of Annual Base Rent, Improvement Rent or Operating Expenses.

         4.8. Subject to all terms of this Lease, Tenant shall have access to and full use of the Demised Premises and, subject to applicable law and Force-Majeure, access to and use of the portions of the Land necessary for use of the Demised Premises and parking as provided herein, twenty-four (24) hours a day, seven (7) days a week during the Term.

         4.9. Access to and possession of areas necessary for utilities, services, safety and operation of the Project are reserved to Landlord.

         4.10. Landlord shall cause to be constructed the Tenant Improvements pursuant to the Work Letter at a cost to Landlord not to exceed the Tenant Improvement Allowance, which shall include the cost of construction, project management by Landlord (which fee shall not exceed two and one-half percent (2.5%) of each $10.00 per square foot increment of the Tenant Improvement Allowance, or portion thereof, in excess of $25.00 per square foot of Rentable
Area), cost of space planning, architect, engineering and other related services, building permits, and other planning and inspection fees. Tenant shall have the right, upon written notice to Landlord and provided that no Default, or event which with the giving of notice or the passage of time, or both, would constitute an Default, has occurred and is continuing, to increase the amount of the Tenant Improvement Allowance up to a maximum of $125.00 per square foot of Rentable Area. If Landlord reasonably determines at any time that the total cost of the Tenant Improvements will exceed the available Tenant Improvement Allowance, then Tenant shall immediately, and as a condition to Landlord's obligation to expend or disburse any portion of the Tenant Improvement Allowance, deposit in an escrow account, under terms reasonably acceptable to Landlord, an amount sufficient to pay such excess. Tenant shall have until the first anniversary of the Term Commencement Date to increase the amount of the Tenant Improvement Allowance as provided herein and expend any unused portion of the Tenant Improvement Allowance (as may have been increased as provided herein), after which date Landlord's obligation to fund such increase of the Tenant Improvement Allowance or to fund the costs of the Tenant Improvements out of the Tenant Improvement Allowance shall expire.

         4.11. Landlord shall cause the Land to be a legally subdivided parcel assessed for tax purposes separate and apart from the remainder of the Project. Such legal subdivision shall be a condition precedent to Substantial Completion of Landlord's Work.

5.       Rent

         5.1. Annual Base Rent

              5.1.1. Tenant agrees, commencing on the Term Commencement Date, to pay Landlord as the Annual Base Rent for the Demised Premises the sum set forth in Section 2.1.4, subject to the increases provided in Section 5.1.3.

              5.1.2. The Annual Base Rent shall be paid in the equal monthly installments set forth in Section 2.1.5, subject to the rental adjustments provided in Section 5.1.3, each in advance on the first day of each and every calendar month during the Term. Notwithstanding anything to the contrary set forth herein, Tenant shall have no obligation to pay Annual Base Rent for any periods prior to the Term Commencement Date.

              5.1.3. The Annual Base Rent shall be adjusted upward in the amount of two and one half percent (2.5%) of the prior year's Annual Base Rent, effective on each anniversary of the Term Commencement Date throughout the Term, beginning on the first anniversary of the Term Commencement Date.

         5.2. Additional Rent

              5.2.1. In addition to the Annual Base Rent, Tenant agrees to pay to Landlord as Additional Rent at times hereinafter specified in this Lease (i) Tenant's Pro Rata Share of Building Operating Expenses set forth in Section 2.1.6, (ii) Tenant's Pro Rata Share of Project Operating Expenses set forth in
Section 2.1.7, and (iii) any other amounts that Tenant assumes or agrees to pay under the provisions of this Lease that are owed to Landlord, including, without limitation, any and all other sums that may become due by reason of any default of Tenant or failure on Tenant's part to comply with the agreements, terms, covenants, and conditions of this Lease to be performed by Tenant, after notice and lapse of applicable cure period.

              5.2.2. The actual Tenant's Pro Rata Share of Project shall be determined on or before the Term Commencement Date when the actual Rentable Area of the Demised Premises, and the Project are established pursuant to Article 7. Landlord and Tenant shall attach an acknowledgment of such actual Tenant's Pro Rata Share of Project to this Lease as part of Exhibit "F"; provided, however, failure to execute and deliver such acknowledgment shall not affect Landlord's or Tenant's rights or liabilities hereunder.

              5.2.3. Other than as may be specifically provided herein or in the Work Letter, Tenant shall have no obligation to pay Additional Rent for any periods prior to the Term Commencement Date.

         5.3. Improvement Rent

              5.3.1. In the event that Tenant elects to increase the Tenant Improvement Allowance pursuant to Section 4.10, in addition to the Annual Base Rent, Tenant further agrees to pay to Landlord, commencing on the Term Commencement Date, the Improvement Rent, calculated in accordance with this
Section 5.3 and subject to the increases provided in Section 5.3.3.

              5.3.2. The Improvement Rent shall be paid in equal monthly installments, subject to the increases provided in Section 5.3.3, each in advance on the first day of each and every calendar month during the Term. Notwithstanding anything to the contrary set forth herein, Tenant shall have no obligation to pay Improvement Rent for any periods prior to the Term Commencement Date.

              5.3.3. The Improvement Rent shall be adjusted upward in the amount of two and one half percent (2.5%) of the prior year's Improvement Rent, effective on each anniversary of the Term Commencement Date throughout the Term, beginning on the first anniversary of the Term Commencement Date.

              5.3.4. The initial Improvement Rent shall be equal to $1.25 per square foot of Rentable Area for the first Ten Dollars ($10.00), or portion thereof, of the Tenant Improvement Allowance actually expended in excess of $25.00, plus $1.30 per square foot of Rentable Area for the next Ten Dollars ($10.00), or portion thereof, of the Tenant Improvement Allowance actually expended in excess of $35.00, plus $1.35 per square foot of Rentable Area for the next Ten Dollars ($10.00), or portion thereof, of the Tenant Improvement Allowance actually expended in excess of $45.00, plus $1.40 per square foot of Rentable Area for each additional Ten Dollars ($10.00), or portion thereof, of the Tenant Improvement Allowance actually expended in excess of $55.00, plus $1.45 per square foot of Rentable Area for each additional Ten Dollars ($10.00), or portion thereof, of the Tenant Improvement Allowance actually expended in excess of $85.00 up to the maximum Tenant Improvement Allowance pursuant to
Section 4.10.

              5.3.5. Notwithstanding anything to the contrary set forth herein, Tenant shall have no obligation to pay Improvement Rent for any periods prior to the Term Commencement Date.

         5.4. Annual Base Rent, Additional Rent and Improvement Rent shall together be denominated "Rent". Rent shall be paid to Landlord, without abatement, deduction, or offset, in lawful money of the United States of America, at the office of Landlord as set forth in Section 2.1.11, or to such other Person or at such other place as Landlord may from time designate in writing. In the event the Term commences or ends on a day other than the first day of a calendar month, then Rent for such fraction of a month shall be prorated for such period on the basis of a thirty (30) day month and shall be paid at the then current rate for such fractional month.

6.       Operating Expenses

         6.1. As used herein, (i) the term "Building Operating Expenses" shall mean those Operating Expenses related to the Building, the Land and any other area of the Project with respect to which Tenant has exclusive use, and (ii) the term "Project Operating Expenses shall mean those Operating Expenses related to the Project Common Areas. As used herein, the term "Operating Expenses", with respect to Project Operating Expenses or Building Operating Expenses, as applicable, shall include:

              6.1.1. Government impositions including, without limitation, property tax costs consisting of real and personal property taxes and assessments (including amounts due under any improvement bond or assessments levied upon the Building or the Project, including the parcel or parcels of real property upon which the Building or Project, and areas serving the Building or the Project, are located) imposed by any governmental authority or agency; any tax on or measured by gross rentals received from the rental of space in the Building or the Project, or tax based on the square footage of the Demised Premises, the Building, or the Project as well as any parking charges, utilities surcharges, or any other costs levied, assessed or imposed by, or at the direction of, or resulting from statutes or regulations, or interpretations thereof, promulgated by any federal, state, regional, municipal or local government authority in connection with the use or occupancy of the Building or the Project or the parking facilities serving the Building or the Project; any tax on this transaction or any document to which Tenant is a party creating or transferring an interest in the Demised Premises (but excluding any documentary transfer tax or recording tax); any fee for a business license to operate an office building; and any expenses, including the reasonable cost of attorneys or experts, reasonably incurred by Landlord in seeking reduction by the taxing authority of the applicable taxes, less tax refunds obtained as a result of an application for review thereof. Operating Expenses shall not include any net income, franchise, capital stock, estate or inheritance taxes or taxes which are the personal obligation of Landlord, Tenant or of another tenant of the Project (collectively, "Excluded Taxes").

              6.1.2. All other costs of any kind paid or incurred by Landlord in connection with the operation and maintenance of the Building or the Project including, by way of examples and not as a limitation upon the generality of the foregoing, costs of repairs and replacements to the Building or improvements within the Project as appropriate to maintain the Building or the Project as required hereunder as a first-class (but not necessarily state-of-the-art) facility for the use permitted by Section 2.1.10, including, without limitation, cleaning, windows, landscape and grounds, drives and parking areas; costs of funding such reasonable reserves as Landlord, consistent with good business practices, may establish to provide for future repairs and replacements; costs of utilities and related services furnished to the Building or Project Common Areas, including electricity, water, sewer, heat, air conditioning, ventilation, telephone, refuse, and gas, and all related charges and deposits; security services and devices; building supplies; maintenance and replacement to equipment utilized for operation and maintenance of the Building or the Project; license, permit, and inspection fees; sales, use and excise taxes on goods and services purchased by Landlord in connection with the operation, maintenance, or repair of the Project or the Building systems and equipment; telephone, postage, stationary supplies and other expenses incurred in connection with the operation, maintenance or repair of the Building or the Project; accounting, legal, and other professional fees and expenses incurred in connection with the Building or the Project; costs of insurance, including premiums and deductibles for environmental insurance, public liability insurance, and property damage insurance, and portions of insured losses paid by Landlord as part of the deductible portion of such loss by reason of insurance policy terms; the cost of furniture, draperies, carpeting, landscaping and other customary and ordinary items of personal property provided by Landlord for use in the Building or Project Common Areas or in the management office of the Building or the Project; Project or Building management office rent or rental value for not more than 5,000 rentable square feet of space; costs of complying with any applicable laws, hazardous waste remediation, and rules or regulations; and the costs of any subsequent tenant or other capital improvement to the property reasonably necessitated by good business practices and consistent with the use of the Demised Premises as a first-class (but not necessarily state-of-the-art) facility for the use permitted by Section 2.1.10, including, without limitation, the costs of capital improvements required to cause the Building to comply with any retroactive law, rule or regulation where such noncompliance is not a result of Tenant's use of or alterations to the Demised Premises (which shall be amortized over the useful life of the item in question, and only the annual amortized amount shall be included as part of Operating Expenses, and the useful life of such capital improvements shall be the same as set forth in the Internal Revenue Code and the regulations promulgated therein, but in no event greater than seven (7) years); the cost of any insured repairs (which shall be amortized over the useful life of the item in question, and only the annual amortized amount shall be included as part of Operating Expenses, and the useful life of such repairs shall be the same as set forth in the Internal Revenue Code and the regulations promulgated therein, but in no event greater than seven (7) years) where insurance coverage for such repairs is denied or the cost of which is not fully covered despite Landlord (i) maintaining in full force and effect all insurance coverages required to be maintained under this Lease and (ii) diligently filing and pursuing a claim for coverage (but Landlord shall not be obligated to bring any suit or legal action against the insurer); service contracts; costs of services of independent contractors retained to do work of the nature or type referenced herein; and costs of compensation (including employment taxes and fringe benefits) of all Persons who perform regular and recurring duties connected with the day-to-day operation and maintenance of the Building, the Project, their respective equipment, the adjacent walks, landscaped areas, drives, and parking areas, including without limitation, janitors, floor waxers, window-washers, watchmen, gardeners, sweepers, and handymen and costs of management services by Landlord or a third-party manager retained by Landlord, if any, which fee for property management services shall be equal to two and one half percent (2.5%) of the Annual Base Rent and the annual Improvement Rent due from Tenant.

              6.1.3. Notwithstanding the foregoing, Operating Expenses shall not include:

                     a. any leasing commissions;

                     b. expenses which relate to preparation of rental space for a tenant;

                     c. expenses of initial development and capital improvement construction, including but not limited to, grading, paving, landscaping, and initial construction of Project monument signage exclusive of Tenant's lettering (as distinguished from maintenance repair and replacement of the foregoing);

                     d. legal expenses relating to other tenants;

                     e. costs of repairs to the extent reimbursed by payments
              received by Landlord of insurance proceeds;

                     f. interest upon loans to Landlord or secured by mortgage
              or deed of trust covering the Building or the Project or a portion thereof, debt amortization, ground rent, and sums due in connection with other types of financing, including, without limitation, rent under a sale-leaseback, (provided interest upon a government assessment or improvement bond payable in installments is an Operating Expense under Section 6.1.1 above);

                     g. salaries and travel expenses and office overhead
              expenses other than for employees and office uses to the extent related to the management and operation of the Building or Project;

                     h. depreciation claimed by Landlord for tax purposes
              (provided this exclusion of "depreciation" is not intended to delete from Operating Expenses actual costs of repairs and replacements and reasonable reserves in regard thereto which are provided for in Section 6.1.2 above);

                     i. Excluded Taxes;

                     j. professional fees and expenses, except as otherwise
              specifically provided for herein;

                     k. fines, penalties and late charges unless incurred as a
              result of any action or inaction of Tenant;

                     l. promotional, advertising, travel and entertainment
              expenses attributable to marketing of other leasable space in the Project other than Project signage in Project Common Areas;

                     m. management fees in excess of two and one-half percent
              (2.5%) per year;

                     n. the excess of any payments to Landlord or its affiliates for goods or services otherwise includable in Operating Expenses under any provision of this Lease over the market price at which the same goods or services can reasonably be obtained from another qualified party;

                     o. repairs covered by construction and equipment warranties or owing to a defect or omission in design for which a contractor, architect or engineer is liable, but only to the extent (1) such repairs are actually made by a third party under any applicable warranties, or (2) Landlord actually receives funds from such warranties; provided, that if any such third party warrantor, contractor, architect or engineer fails to perform under the applicable warranty or contract and Landlord is unwilling or unable to cause such performance, Tenant shall have the right upon not less than ten (10) days prior written notice to Landlord to enforce such warranty or contract against such contractor, architect or engineer, in which event Tenant shall indemnify and hold Landlord harmless from and against any loss, cost, damage or liability in connection with such enforcement;

                     p. the cost of collection of any obligation due Landlord
              from any other tenant;

                     q. any expense actually refunded or reimbursed by a tenant or other party including Tenant which is not otherwise an Operating Expense;

                     r. any expense incurred by reason of the gross negligence
              or wilful misconduct of Landlord or its officers, directors, employees, contractors or agents;

                     s. any loss resulting from Landlord's failure to correct
              any condition which Landlord is obligated to correct pursuant to any applicable law, rule or regulation or underwriter's violation notice unless such condition was caused by Tenant;

                     t. the costs of any pest control services, environmental
              audits or other similar types of services required due to the specific nature of any other tenant's use and not also required due in whole or in part to the specific nature of Tenant's use; and

                     u. the cost of any service for which Tenant contracts
              directly with a third party.

              6.1.4. In no event shall Tenant's Pro Rata Share of Project be increased for any reason whatsoever except as the result of an increase in the rentable square footage of the Demised Premises.

         6.2. Tenant shall pay to Landlord on the first day of each calendar month of the Term, as Additional Rent, Landlord's estimate of Tenant's Pro Rata Share of Building Operating Expenses and Tenant's Pro Rata Share of Project Operating Expenses for such month. Any amount due for any period which is less than a full month shall be prorated, based on a thirty (30) day month, for such fractional month. Operating Expenses for the calendar year in which Tenant's obligation to share therein commences and in the calendar year in which such obligation ceases, shall be prorated based on a thirty (30) day month. Expenses such as taxes, assessments and insurance premiums which are incurred for time periods in excess of one (1) month shall be prorated based upon the time periods for which such expenses are incurred so that the amounts attributed to the Demised Premises relate in a reasonable manner to the time period for such expenses during which Tenant has an obligation to share in Operating Expenses.

         6.3. Within ninety (90) days after the conclusion of each calendar year (or such longer period as may be reasonably required), Landlord shall furnish to Tenant a statement showing in reasonable detail the actual Operating Expenses and Tenant's Pro Rata Share of Building Operating Expenses and Tenant's Pro Rata Share of Project Operating Expenses for the previous calendar year. Any additional sum due from Tenant to Landlord shall be immediately due and payable. If the amounts paid by Tenant pursuant to Section 6.2 exceeds Tenant's Pro Rata Share of Building Operating Expenses or Tenant's Pro Rata Share of Project Operating Expenses for the previous calendar year, Landlord shall at Landlord's option either (1) credit the excess to the next succeeding installments of estimated Additional Rent or (2) pay the excess to Tenant within the earlier of one hundred eighty (180) days after the conclusion of such calendar year or thirty (30) days after delivery of such statement (provided that Landlord shall elect clause (2) in the event that the Term has expired). The obligations under this Section 6.3 shall survive the termination of expiration hereof.

         6.4. Landlord's annual statement shall be final and binding upon Tenant unless within ninety (90) days after Tenant's receipt thereof, Tenant shall contest any item therein by giving written notice to Landlord, specifying each item contested and the reason therefor. If, during such ninety (90) day period, Tenant contests the correctness of Landlord's statement of Tenant's Pro Rata Share of Building Operating Expenses or Tenant's Pro Rata Share of Project Operating Expenses, Landlord will provide Tenant with access to Landlord's books and records and such information as Tenant reasonably determines to be responsive to Tenant's questions. In the event that after Tenant's review of such information, Landlord and Tenant cannot agree upon the amount of Tenant's Pro Rata Share of Building Operating Expenses or Tenant's Pro Rata Share of Project Operating Expenses, then Tenant shall have the right to have an independent public accounting firm selected from among the ten (10) largest in the United States hired by Tenant (at Tenant's sole cost and expense) and approved by Landlord (which approval shall not be unreasonably withheld or delayed) audit and/or review such Landlord's books and records for the year in question (the "Independent Review"). The results of any such Independent Review shall be binding on Landlord and Tenant. If the Independent Review shows that Tenant's Pro Rata Share of Operating Expenses actually paid for the calendar year in question exceeded Tenant's obligations for such calendar year, Landlord shall pay the excess to Tenant within thirty (30) days after delivery of such statement (provided, however, that in the event that the Independent Review indicates that the amount of Operating Expenses paid by Tenant with respect to a calendar year exceeded by more than ten percent (10%) the amount actually due from Tenant, then Landlord shall reimburse Tenant for the cost of such Independent Review). If the Independent Review shows that Tenant's payments of Operating Expenses for such calendar year were less than Tenant's obligation for the calendar year, Tenant shall pay the deficiency to Landlord within thirty
(30) days after delivery of such statement. The obligations under this Section
6.4 (including subsections) shall survive the expiration or termination hereof

              6.4.1. If the Independent Review shows that Tenant's Pro Rata Share of Building Operating Expenses or Tenant's Pro Rata Share of Project Operating Expenses actually paid for the calendar year in question exceeded Tenant's obligations for such calendar year, Landlord shall at Landlord's option either (1) credit the excess to the next succeeding installments of estimated Additional Rent or (2) pay the excess to Tenant within thirty (30) days after delivery of such statement.

              6.4.2. If the Independent Review shows that Tenant's payments of Tenant's Pro Rata Share of Building Operating Expenses or Tenant's Pro Rata Share of Project Operating Expenses for such calendar year were less than Tenant's obligation for the calendar year, Tenant shall pay the deficiency to the Landlord within thirty (30) days after delivery of such statement.

         6.5. Tenant shall not be responsible for Operating Expenses attributable to the time period prior to the Term Commencement Date; provided, however, if Landlord permits Tenant possession of the Demised Premises prior to the Term Commencement Date, Tenant shall be responsible for Operating Expenses resulting solely from the activities of Tenant or its agents, employees or contractors from such earlier date of possession. The responsibility of Tenant for Tenant's Pro Rata Share of Building Operating Expenses and Tenant's Pro Rata Share of Project Operating Expenses shall continue to the latest of (i) the date of termination of the Lease, (ii) the date Tenant has fully vacated the Demised Premises (including, without limitation, the removal of all items required hereby to be removed and the completion of all procedures necessary to fully release and terminate any permits or licenses restricting the use of the Demised Premises in any manner), or (iii) the earlier of the Term Expiration Date or, if termination of the Lease is due to the Default of Tenant, the date of rental commencement of a replacement tenant (the collection of which if due to a Default of Tenant shall be consistent with Article 23).

         6.6. Notwithstanding any other provision herein to the contrary (i) in the event the Project is not at least ninety-five percent (95%) occupied on average during any year of the Term, an adjustment shall be made by Landlord in computing Tenant's Pro Rata Share of Project Operating Expenses for such year so that Tenant's Pro Rata Share of Project Operating Expenses shall be computed for such year as though the Project had been ninety-five percent (95%) occupied on average during such year, and (ii) in no event shall Tenant's Pro Rata Share of Project Operating Expenses exceed a fraction which has a its numerator 120,100 (representing the maximum square footage of the Building) and which has as its denominator the square footage of the maximum permitted density shown on the final site plan for the Project, as approved by the City of Gaithersburg, Maryland. The parties agree that statements in this Lease to the effect that Landlord is to perform certain of its obligations hereunder at its own or sole cost and expense shall not be interpreted as excluding any cost from Operating Expenses if such cost is an Operating Expense pursuant to the terms of this Lease.

7.       Rentable Area

         7.1. The Initial Rentable Area set forth in Section 2.1.3 is an estimate of the area which will, upon completion of development of the Building, constitute the Rentable Area of the Demised Premises. Due to changes in configurations which may be required in connection with development of the Building, the Rentable Area applicable to Tenant is subject to modification.

         7.2. On or before the Term Commencement Date, the Project Architect shall determine the actual Rentable Area of the Demised Premises and the Project in accordance with the BOMA Standard, and Landlord and Tenant shall attach an acknowledgment of such actual Rentable Area of the Demised Premises, the Building, and the Project to this Lease as part of Exhibit "F". However, failure to execute and deliver such acknowledgment shall not affect Landlord's or Tenant's rights or liabilities hereunder.

         7.3. Review of allocations of Rentable Areas as between tenants of the Project may be made as frequently as in Landlord's opinion appears appropriate in order to facilitate an equitable apportionment of any Operating Expenses which are incurred on a Building or Project basis, as applicable; provided, however, that remeasurement of the Project and review of allocations shall be made upon any increase or decrease of the area of the Project. Such review shall be performed by the Project Architect or by another licensed architect selected by Landlord, and, after consultation with Tenant and certification as correct by such licensed architect, the parties shall be bound by such certifications; provided, however, that in the event Tenant contests the conclusion of such licensed architect, Tenant shall have the right, at Tenant's sole cost and expense, to retain a licensed architect to remeasure the Building or the Project. If the conclusions of the architect retained by Tenant differ from the conclusions of the architect retained by Landlord by more than two percent 2% of the total square footage of the Project or the Building, the architects shall consult and agree on the measurement of the Project and Landlord and Tenant shall be bound by such agreed to measurement.

8.       Security Deposit

         8.1. Tenant shall deposit with Landlord on or before the date Landlord commences construction of the Tenant Improvements, the Security Deposit, which Security Deposit shall be held by Landlord as security for the performance by Tenant of all of the terms, covenants and conditions of this Lease to be kept and performed by Tenant during the Term.

              8.1.1. [Intentionally deleted]

              8.1.2. In the event the rentable square footage of the Demised Premises is increased or the Tenant Improvement Allowance is increased, upon Tenant's receipt of written notice of such determination from Landlord Tenant shall deposit an additional sum reflecting the increased Monthly Rental Installment and the Improvement Rent with the Landlord in order to cause the amount then held by Landlord to equal three times the sum of (i) the Monthly Rental Installment, plus (ii) three monthly payments of Improvement Rent, which amount shall be added to and treated as a part of the Security Deposit.

         8.2. The Security Deposit may be delivered either in cash or in a form of letter of credit reasonably acceptable to Landlord.

              8.2.1. If Tenant elects a cash deposit, the Security Deposit shall be held in a separate, non-commingled interest bearing account at the direction of Landlord. The interest on the Security Deposit shall inure to the benefit of Tenant and shall be paid out on the same schedule as such interest is paid out to Landlord.

              8.2.2. In lieu of depositing cash as the Security Deposit, Tenant shall have the right to deliver to Landlord an unconditional, irrevocable standby letter of credit in the amount of the cash Security Deposit otherwise required hereunder, which letter of credit shall (i) be in a form reasonably acceptable to Landlord, (ii) be issued by a financial institution selected by Tenant and reasonably acceptable to Landlord, (iii) be for the benefit of Landlord, but shall be assignable by Landlord to any subsequent purchaser or encumbrancer of the Building or the Project, (iv) be automatically renewable from year to year throughout the Term, (v) be payable by draft sight in a location reasonably acceptable to Landlord upon presentation of a certification signed by an officer of Landlord which states that a default under the Lease has occurred and has not been cured within any applicable cure period, and (vi) be payable in the event such letter of credit is not renewed on or before the date which is thirty (30) days prior to its expiration. Any amounts of cash drawn on a letter of credit Security Deposit will thereafter be treated as a cash Security Deposit hereunder.

              8.2.3. Tenant shall have the right at any time during the Term upon thirty (30) days prior written notice to Landlord (i) to replace a cash Security Deposit with a letter of credit which complies with all of the terms of
Section 8.2.2, or (ii) to replace a letter of credit Security Deposit with an applicable amount of cash.

         8.3. If a Default has occurred with respect to any provision of this Lease, including but not limited to any provision relating to the payment of Rent, Landlord may (but shall not be required to) use, apply, or retain all or any part of the Security Deposit for the payment of any Rent or any other sum in default, or to compensate Landlord for any other loss or damage which Landlord may suffer by reason of Tenant's default. If any portion of the Security Deposit is so used or applied, Tenant shall, upon demand therefor, deposit cash or a replacement letter of credit with Landlord in an amount sufficient to restore the Security Deposit to the amount required to have been on deposit with Landlord immediately preceding any use, application or retainment by Landlord, and Tenant's failure to do so shall constitute a material breach of this Lease.

         8.4. In the event of bankruptcy or other debtor-creditor proceedings against Tenant, the Security Deposit shall be deemed to be applied first to the payment of Rent and other charges due Landlord for all periods prior to the filing of such proceedings.

         8.5. Landlord shall deliver the unused portion of the Security Deposit by Tenant to any purchaser of Landlord's interest in the Demised Premises and thereupon such purchaser shall assume this Lease pursuant to an instrument naming Tenant as a third-party beneficiary thereof and Landlord shall be discharged from any further liability with respect to such Security Deposit. This provision shall also apply to any subsequent transfers.

         8.6. So long as no default by Tenant has occurred and is continuing the Security Deposit, or, in the event of a cash Security Deposit, any balance thereof together with any interest thereon not yet paid to Tenant pursuant to
Section 8.2.1, shall be returned to Tenant (or, at Landlord's option, to the last assignee of Tenant's interest hereunder) within ninety (90) days after the expiration or earlier termination of this Lease. In the event that Tenant is in default on the date of the expiration or earlier termination of this Lease, Landlord shall within a reasonable time return to Tenant the balance of the Security Deposit, if any, after Landlord, pursuant to Section 8.3, has applied the Security Deposit with respect to any default. The obligations under this Section 8.6 shall survive the expiration or termination hereof.

9.       Right of First Offer to Lease Additional Space.

         Tenant shall have the right, but not the obligation, to expand the Demised Premises (the "Expansion Right") to include the Expansion Space upon the following terms and conditions:

         9.1. In the event that Landlord desires to lease all or any portion of the Expansion Space, Landlord shall deliver to Tenant written notice (the "Expansion Notice") of the availability of such portion of the Expansion Space, together with the terms and conditions on which Landlord is prepared to lease to Tenant such portion of the Expansion Space. Tenant shall have ten (10) days following delivery of the Expansion Notice to deliver to Landlord written notification of Tenant's exercise of the Expansion Right and agreement to lease such portion of the Expansion Space upon the terms and conditions of the Expansion Notice. In the event Tenant fails to timely deliver such notice, or if Landlord and Tenant are unable to agree upon any of the terms of the lease agreement for such portion of the Expansion Space after negotiating in good faith, Tenant shall be deemed to have waived any right to lease such portion of the Expansion Space unless and until such portion of the Expansion Space again becomes vacant following a tenancy, or, if such portion of the Expansion Space is not thereafter leased by Landlord, following the date which is one hundred eighty (180) days following the date of delivery of the Expansion Notice for such Expansion Space.

         9.2. Within ten (10) days after the proper exercise of the Expansion Right, Tenant and Landlord shall enter into a written amendment to the Lease (the "Expansion Amendment") which shall provide, unless otherwise agreed in writing, (a) the commencement date of the Expansion Space; (b) that the Demised Premises under this Lease shall be increased to include the rentable square feet of the Expansion Space; (c) the new Annual Base Rent; (d) Tenant's new Pro Rata Share of Building Operating Expenses and Tenant's new Pro Rata Share of Project Operating Expenses, each based upon the addition of the Expansion Space to the Demised Premises; (e) the proportionate increase to the Security Deposit (which shall be payable upon execution of the Expansion Amendment). In all other respects, this Lease shall remain in full force and effect, and shall apply to the Expansion Space.

         9.3. Notwithstanding the above, the Expansion Right shall not be in effect and may not be exercised by Tenant:

              9.3.1. during the period starting on the date hereof and ending one hundred eighty (180) days thereafter;

              9.3.2. during any period of time that Tenant is in Default under any provision of the Lease; or

              9.3.3. if Tenant has been in Default under any provision of the Lease three (3) or more times, whether or not the defaults are cured, during the five (5) month period prior to the date on which Tenant seeks to exercise the Expansion Right.

         9.4. The period of time within which any Expansion Right may be exercised shall not be extended or enlarged by reason of the Tenant's inability to exercise the Expansion Right because of the provisions of Section 9.3 above.

         9.5. The Expansion Right shall terminate and be of no further force or effect even after Tenant's due and timely exercise of the Expansion Right, if, after such exercise, but prior to the commencement date of the Expansion Space,
(1) Tenant fails to timely cure any default by Tenant under the Lease; or (2) Tenant has defaulted three (3) or more times during the period from the date of the exercise of the Expansion Right to the date of the commencement of the Expansion Space, whether or not such defaults are cured.

         9.6. The Expansion Right is not assignable separate and apart from this Lease.

10.      Use

         10.1. Tenant shall use the Demised Premises for the purpose set forth in Section 2.1.10 and shall not use the Demised Premises, or permit or suffer the Demised Premises to be used, for any other purpose without the prior written consent of Landlord which shall not be unreasonably withheld, conditioned or delayed.

         10.2. Tenant shall not use or occupy the Demised Premises in violation of any federal, state, and local laws and regulations, zoning ordinances, or of the certificate of occupancy issued for the Building, and shall, upon five (5) days written notice from Landlord, discontinue any use of the Demised Premises which is declared or claimed by any governmental authority having jurisdiction to be a violation of law, regulation, zoning ordinance, or the certificate of occupancy, or which in the reasonable opinion of Landlord threatens human life and safety. Tenant shall comply with any direction of any governmental authority having jurisdiction which shall, by reason of the nature of Tenant's use or occupancy of the Demised Premises, impose any duty upon Tenant or Landlord with respect to the Demised Premises or with respect to the use or occupation thereof; provided, however, that Tenant shall have the right, at Tenant's sole cost and expense, to contest any such ruling, order or direction of any governmental authority, so long as Tenant shall, at its sole expense, defend and protect itself, Landlord and the Demised Premises against the same and shall pay and satisfy any such adverse judgment that may be rendered thereon before the enforcement thereof against the Landlord or the Demised Premises. If Landlord shall require, Tenant shall furnish to Landlord a letter of credit or surety bond in a form reasonably satisfactory to Landlord and in an amount reasonably requested by Landlord, indemnifying Landlord against liability for Tenant's noncompliance, and, so long as such noncompliance by Tenant does not affect human life or safety. So long as Tenant continues to contest such ruling, order or direction diligently and in good faith, Tenant's noncompliance shall not be a default hereunder.

         10.3. Tenant shall not do or permit to be done anything which will invalidate any fire, environmental, extended coverage or any other insurance policy covering the Building and Project, and Tenant shall comply with all rules, orders, regulations, and requirements of the insurers of the Building and Project. In the event Tenant's activities in the Building or Project increase the cost of any insurance policy covering the Building or the Project, upon Landlord's demand, Tenant shall promptly reimburse Landlord for any additional premium charged for such policy.

         10.4. Tenant shall not do or permit anything to be done in or about the Demised Premises which shall in any way obstruct or interfere with the rights of or injure other tenants or occupants of the Project.

         10.5. Tenant shall not use or allow the Demised Premises to be used for immoral or unlawful purposes.

         10.6. Tenant shall not knowingly cause, maintain, or permit any nuisance or waste in, on, or about the Demised Premises, the Building, or the Project.

         10.7. [Intentionally omitted]

         10.8. No additional locks or bolts of any kind shall be placed upon any of the doors or windows by Tenant nor shall any changes be made in existing locks or the mechanism thereof without the prior written consent of Landlord (or, alternatively, without furnishing to Landlord at least two master keys therefor). Tenant must, upon termination of this Lease, return to Landlord all keys to offices and restrooms, either furnished to or otherwise procured by Tenant. In the event any such key is lost, Tenant shall pay to Landlord the cost of replacing the same or of changing the lock(s) opened by such lost key if Landlord shall deem it necessary to make such change. Notwithstanding the foregoing, Tenant shall have the right to designate certain areas of the Building as "secure" areas, and, subject to the provisions of Section 30.3, to limit access thereto.

         10.9. Unless and until Tenant shall have received the express written consent of Landlord, which shall not be unreasonably withheld, conditioned or delayed (i) no awnings or other projection shall be attached to any outside wall of the building; (ii) no curtains, blinds, shades or screens shall be attached to, hung in, or used in connection with any window or door of the Demised Premises other than Landlord's standard window coverings; (iii) neither the interior nor exterior of any windows shall be coated or otherwise sunscreened, nor shall any bottles, parcels, or other articles be placed on the window sills; and (iv) no equipment, furniture or other items of personal property shall be placed on any exterior balcony.

         10.10. No sign, advertisement, or notice shall be exhibited, painted or affixed by Tenant on any part of the Demised Premises or the Building without the prior written consent of Landlord.

         10.11. Tenant shall cause any office equipment or machinery to be installed in the Demised Premises so as to reasonably prevent sounds or vibrations therefrom from extending into the Project Common Areas, or other space in the Project. Further, no equipment weighing five hundred (500) pounds, or greater, shall be placed upon the Demised Premises without advance notice to and approval by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed. Placement of any equipment, if approved by Landlord, shall be at a location designed to carry the weight of such equipment.

         10.12. Other than costs which shall be included in Operating Expenses pursuant to Section 6 associated with causing the Demised Premises to comply with any retroactively effective law, code, rule or regulation where noncompliance does not result from any use of or alterations to the Demised Premises by Tenant, Tenant shall be responsible for all liabilities, costs and expense arising out of or in connection with the compliance of the Demised Premises with the ADA and Tenant shall indemnify, defend, and hold harmless from and against any loss, cost, liability, or expense (including reasonable attorneys fees and disbursements) arising out of any failure of the Demised Premises to comply with the ADA.

11.      Brokers

         11.1. Tenant represents and warrants that it has had no dealings with any real estate broker or agent in connection with the negotiation of this Lease other than Smithy Braedon, OnCor International and Randall H. Hagner Company (collectively the "Brokers"). Landlord represents and warrants that it has had no dealings with any real estate broker or agent in connection with the negotiation of this Lease other than the Brokers.

         11.2. Tenant hereby indemnifies and agrees to defend, hold, and save Landlord harmless from and against any and all claims for any commission or fees in connection with this Lease made by any broker or finder having worked, or claiming to have worked, on behalf of Tenant, other than Brokers. Landlord hereby indemnifies and agrees to defend, hold, and save Tenant harmless from and against any and all claims for any commission or fees in connection with this Lease made by any broker or finder having worked, or claiming to have worked, on behalf of Landlord, other than Brokers. The indemnifications of this Section
11.2 shall survive the termination of this Lease.

         11.3. All commissions and fees owing to Brokers in connection with this Lease shall be paid by Landlord in accordance with a separate agreement. Landlord hereby indemnifies and agrees to defend, hold and save Tenant harmless from and against any and all claims for any commission or fees in connection with this Lease made by any broker or finder having worked, or claiming to have worked, on behalf of Landlord, including Brokers. The obligations under this Section 11.3 shall survive the expiration or earlier termination of this Lease.

         11.4. Tenant represents and warrants that no broker or agent has made any representation or warranty relied upon by Tenant in Tenant's decision to enter into this Lease other than as contained in this Lease.

         11.5. Tenant acknowledges and agrees that the employment of brokers by Landlord is for the purpose of solicitation of offers of lease from prospective tenants and no authority is granted to any broker to furnish any representation (written or oral) or warranty from Landlord unless expressly contained within this Lease. Landlord, in executing this Lease, does so in reliance upon Tenant's representations and warranties contained within Article 11.

12.      Holding Over

         12.1. If, with Landlord's express written consent, Tenant holds possession of all or any part of the Demised Premises after the expiration or earlier termination of the Term, Tenant shall become a tenant from month-to-month upon the date of such expiration or earlier termination, and in such case Tenant shall continue to pay Rent in the amount of 125% of the Rent payable upon the date of the expiration or earlier termination of this Lease, and all other provisions, representations, covenants, and agreements contained herein, other than with respect to the Term and any extension thereof, but specifically including, without limitation, the adjustment of the Annual Base Rent and Improvement Rent pursuant to Article 5, shall remain in full force and effect.

         12.2. Notwithstanding the foregoing, if Tenant remains in possession of the Demised Premises after the expiration or earlier termination of the Term without the express written consent of Landlord, Tenant shall become a tenant at sufferance upon the terms of this Lease except that the monthly rental shall be equal to two hundred percent (200%) of the Rent in effect during the last thirty
(30) days of the Term and Tenant shall be responsible for any and all damages which Landlord may suffer as a result of Tenant's holding over.

         12.3. Acceptance by Landlord of Rent after such expiration or earlier termination of the Term shall not result in a renewal or reinstatement of this Lease.

         12.4. The foregoing provisions of this Article 12 are in addition to and do not affect Landlord's right to re-entry or any other rights of Landlord hereunder or as otherwise provided by law.

13.      Taxes on Tenant's Property

         13.1. Prior to delinquency, Tenant shall pay directly to the assessing entity any and all taxes levied against any personal property or trade fixtures placed by Tenant in or about the Demised Premises.

         13.2. If any taxes on Tenant's personal property or trade fixtures are levied against Landlord or Landlord's property or, if the assessed valuation of the Building is increased by the inclusion therein of a value attributable to Tenant's personal property or trade fixtures, and if Landlord, after written notice to Tenant, pays such taxes, then Tenant shall upon demand repay to Landlord the taxes so levied against Landlord.

         13.3. [Intentionally omitted.]

14.      Project Common Areas, Parking Facilities.

         14.1. Tenant shall have the non-exclusive right, in common with others, to use the Project Common Areas, subject to the Rules and Regulations.

         14.2. As an appurtenance to the Demised Premises, Tenant shall have (i) the exclusive right to use the parking facilities on the Land; and (ii) a non-exclusive revocable license to use parking facilities within the Project on a non-reserved basis up to a maximum ratio equal to not more than (x) three (3) spaces per 1,000 square feet of rentable administration, research and development area in the Building, and (y) two (2) spaces per 1,000 square feet of rentable manufacturing and warehouse area in the Building. Landlord shall not assign more parking rights to tenants of the Project than the number of parking spaces that actually exist in the Project Common Areas.

         14.3. Landlord reserves the right to modify the Project Common Areas (including the right to add or remove exterior and interior landscaping). Any such modification shall not deny Tenant access to the Building or the Land for the uses contemplated in this Lease.

15.      Utilities and Services

         15.1. Tenant shall pay for all water, (including the cost to service, repair and replace reverse osmosis, deionized and other treated water) gas, heat, light, power, telephone and other utilities supplied to the Demised Premises, together with any fees, surcharges, and taxes thereon. All such utilities shall be separately metered to Tenant.

         15.2. Landlord shall not be liable for nor shall any constructive eviction of Tenant result from the failure to furnish any services or any such utilities whether or not such failure is caused by accident, breakage, repairs, strikes, lockouts or other labor disturbances or labor disputes of any character, governmental regulation, moratorium or other governmental action, inability despite the exercise of reasonable diligence or by any other cause, including the negligence of Landlord. In the event of such failure, Tenant shall not be entitled to any abatement or reduction of Rent, nor be relieved from the operation of any covenant or agreement of this Lease. In the event such failure persists for an unreasonable time after notice from Tenant to Landlord, Tenant may, at its cost, cause such utilities or services to be performed or provided.

         15.3. Tenant shall pay directly to the applicable utility or service provider, prior to delinquency, for any separately metered utilities and services which may be furnished to Tenant or the Demised Premises during the Term.

         15.4. Tenant shall not, without the prior written consent of Landlord, use any device in the Demised Premises, including, but without limitation, data processing machines, which will in any way increase the amount of ventilation, air exchange, gas, steam, electricity or water beyond the existing capacity of the Building systems.

         15.5. [Intentionally omitted.]

         15.6. [Intentionally omitted.]

         15.7. Landlord reserves the right to stop service of the elevator, plumbing, ventilation, air conditioning, and electric systems at any time when necessary by reason of accident or emergency or otherwise in a reasonable manner least disruptive to Tenant's business operations and upon notice to and approval by Tenant, which approval shall not be unreasonably withheld, conditioned or delayed, for repairs, alterations, or improvements, in the judgment of Landlord desirable or necessary to be made, until said repairs, alterations, or improvements shall have been completed. Landlord shall further have no responsibility or liability (A) for failure to supply elevator facilities, plumbing, ventilation, air conditioning or electric service when prevented from doing so (i) by strike or accident, or (ii) by laws, rules, order, ordinances, directions, regulations or requirements of any federal, state, country or municipal authority, or (B) for failure to deliver gas, oil or other suitable fuel supply or inability by exercise of reasonable diligence to obtain gas, oil or other suitable fuel. It is expressly understood and agreed that any covenants on Landlord's part to furnish any service pursuant to any of the terms, covenants, conditions, provisions or agreements of this Lease, or to perform any act or thing for the benefit of Tenant, shall not be deemed breached if Landlord is unable to furnish or perform the same by virtue of a Force-Majeure Delay.

         15.8. Tenant shall have the right, at Tenant's sole cost and expense, upon not less than ninety (90) days advance written notice to Landlord, to contract directly with third parties for the following services to the Demised
Premises: cleaning, security guards and electronic surveillance, maintenance and repair of HVAC and electrical systems, fire protection and trash removal. In the event that Landlord has previously approved a direct contract for any of the services listed in the preceding sentence and Tenant desires to change the contractor providing such service, Tenant shall deliver written notice to Landlord not less than seven (7) Business Days prior to the date Tenant intends to change such contractor. Notwithstanding anything to the contrary set forth herein, Landlord shall have the right to review and approve, in Landlord's reasonable discretion, all service contracts entered into by Tenant pursuant to this Section 15.8, and Landlord shall have the right to enforce the standards of such service contracts and to terminate and replace such service contracts if, in Landlord's reasonable discretion, such services are not being provided in a manner consistent with this Lease.

16.      Alterations

         16.1. Other than Tenant's Work and subject to the provisions of Section 16.10, Tenant shall make no alterations, additions or improvements in or to the Demised Premises without Landlord's prior written consent, which approval shall not be unreasonably withheld (provided, however, that in the event any proposed alteration, addition or improvement affects (i) any structural portions of the Building including exterior walls, roof, foundation and core of the Building, or
(ii) the exterior of the Building, then Landlord may withhold its consent with respect thereto in its sole and absolute discretion), and then only by architects, contractors, suppliers or mechanics approved by Landlord. In seeking Landlord's approval, Tenant shall provide Landlord, at least fourteen (14) days in advance of any proposed construction, with plans, specifications, bid proposals, work contracts and such other information concerning the nature and cost of the alterations as may be reasonably requested by Landlord, including, without limitation, a completion and lien indemnity bond secured by Tenant at Tenant's own cost and expense.

         16.2. Tenant agrees that there shall be no construction of partitions or other obstructions which interferes with free access to mechanical installation or service facilities of the Building or interfere with the moving of Landlord's equipment to or from the enclosures containing said installations or facilities.

         16.3. Tenant agrees that any work by Tenant shall be accomplished in such a manner as to permit any fire sprinkler system and fire water supply lines to remain fully operable at all times.

         16.4. Tenant covenants and agrees that all work done by Tenant shall be performed in full compliance with all laws, rules, orders, ordinances, directions, regulations, and requirements of all governmental agencies, offices, departments, bureaus and boards having jurisdiction, and in full compliance with the rules, orders, directions, regulations, and requirements of any applicable fire rating bureau. Tenant shall provide Landlord with "as-built" plans showing any change in the Demised Premises.

         16.5. All alterations, attached equipment, decorations, fixtures, trade fixtures, additions and improvements, subject to Section 16.1 and Section 16.7, attached to or built into the Demised Premises, made by either Landlord or Tenant, including (without limiting the generality of the foregoing) all floor and wallcovering, built-in cabinet work and paneling, sinks and related plumbing fixtures, exterior venting fume hoods, walk-in freezers and refrigerators, clean rooms, climatized rooms, ductwork, conduits, and electrical panels and circuits shall become the property of Landlord upon the expiration or earlier termination of the term of this Lease and further shall remain upon and be surrendered with the Demised Premises as a part thereof.

         16.6. At the same time as Landlord delivers to Tenant Landlord's consent to any alteration, addition or improvement pursuant to Section 16.1, Landlord shall notify Tenant of Landlord's election to cause Tenant to remove any items which are the subject of such consent from the Demised Premises upon the expiration or earlier termination of this Lease. If Landlord elects that Tenant shall remove any item, Tenant shall remove such item upon the expiration or earlier termination of this Lease, and Tenant shall repair any damage to the Demised Premises, including damage caused by or occasioned as a result of removals requested by Landlord. During any such restoration period, Tenant shall pay Rent to Landlord as provided herein as if said space were otherwise occupied by Tenant.

         16.7. Except as to those items listed on Exhibit "G" attached hereto and incorporated herein, as may be amended from time to time and approved in writing by both parties hereto (together with Tenant's personal property and items which Landlord elects to cause Tenant to remove pursuant to Section 16.6, "Tenant's Property"), all business and trade fixtures, machinery and equipment, built-in furniture and cabinets, together with all additions and accessories thereto, installed in and upon the Demised Premises shall be and remain the property of Landlord and shall not be moved by Tenant at any time during the Term. If Tenant shall fail to remove all of Tenant's Property from the Demised Premises prior to termination of this Lease, then Landlord may, at its option, remove the same in any manner that Landlord shall choose, and store all such items without liability to Tenant for loss thereof or damage thereto, and Tenant agrees to pay Landlord upon demand any expenses incurred in connection with such removal and storage. Landlord may, at its option, without notice, sell such property or any of the same, at private sale and without legal process, for such price as Landlord may obtain and apply the proceeds of such sale against any amounts due under this Lease from Tenant to Landlord and against any expenses incident to the removal, storage and sale of such property. Notwithstanding anything to the contrary set forth elsewhere in this Lease, (a) Tenant shall have the right to remove emergency power generation systems, autoclaves, fume hoods that are not exterior venting, modular cold rooms, robotics equipment, modular office type furniture, phone systems, film processors and other Tenant equipment; provided, however, that Tenant shall repair any damage caused by the removal thereof and (b) Tenant shall not have the right to remove piping, ductwork, exhaust vents, wiring, cabling, electrical panels, transfer switches, transformers, circuits, conduits, gas and vacuum distribution systems, reverse osmosis and deionized water systems, exterior exhausting fume hoods, built-in casework, built-in bench tops, built-in cabinets, wall and floor coverings, pumps, Building boilers, air-handlers, steam coils, heat exchangers, chillers, waste disposal systems, steam generators, light fixtures, life and safety systems (i.e., security and fire alarms, eye wash stations and fire sprinklers), drop ceiling structure and tiles, sinks and hot water heaters. In any event Tenant shall not be permitted to remove (i) any part of the Building's systems, (ii) anything purchased or paid for by Landlord directly or through the payment by Landlord to Tenant of any construction or improvement allowance, or (iii) anything that could result in significant damage to the Building. If Tenant shall fail to remove all of its effects from the Demised Premises prior to termination of this Lease, then Landlord may, at its option, remove the same in any manner than Landlord shall choose, and store said effects without liability to Tenant for loss thereof or damage thereto, and Tenant agrees to pay Landlord upon demand any expenses incurred to such removal and storage or Landlord may, at its option, without notice, sell said property or any of the same, at private sale and without legal process, for such price as Landlord may obtain and apply the proceeds of such sale against any amounts due under this Lease from Tenant to Landlord and against any expenses incident to the removal, storage and sale of said personal property.

         16.8. Notwithstanding any other provision of this Article 16 to the contrary, in no event may Tenant remove any improvement from the Demised Premises as to which Landlord contributed payment, including, without limitation, the Tenant Improvements made pursuant to the Work Letter without Landlord's prior written consent, which may be withheld in Landlord's sole discretion.

         16.9. In connection with any alteration, addition or improvement made by Tenant pursuant to the terms of this Section 16, the cost of which is less than or equal to $250,000, Tenant shall reimburse Landlord for all of Landlord's reasonable out-of-pocket costs and expenses related to Landlord's review and approval of the plans for and work related to such alteration, addition or improvement ("Landlord's Review Costs"). In connection with any alteration, addition or improvement made by Tenant pursuant to the terms of this Section 16, the cost of which is in excess of $250,000, Tenant shall pay to Landlord an amount (the "Excess Review Cost") equal to (i) Landlord's Review Costs, plus
(ii) an amount equal to 2.5% of the difference between $250,000 and the actual cost of such addition, alteration or improvement as evidenced by copies of all bills, invoices and statements regarding such work; provided that the Excess Review Cost shall in no event exceed $25,000. Tenant shall reimburse Landlord for any extra expense incurred by Landlord by reason of faulty work done by Tenant or its contractors, or by reason of delays caused by such work, or by reason of inadequate cleanup. The provisions of this Section 16.9 shall not apply in the event of an expansion of the Demised Premises not otherwise contemplated by this Lease.

         16.10. Right to Expand Building. Subject to any and all requirements of applicable law or as hereinafter provided, Tenant shall have the right, all at Tenant's sole cost and expense, to expand the Building up to a total Rentable Area of one hundred twenty thousand one hundred (120,100) square feet (the "Building Expansion"). Notwithstanding anything to the contrary set forth herein, Landlord shall have the right to review and approve all design and construction plans for such Building Expansion, which consent, so long as such plans reflect a Building Expansion of a design consistent with the current design of the Building and construction quality of the same or better quality than the Building, shall not be unreasonably withheld. The Building Expansion shall be performed and completed only by architects, contractors, suppliers or mechanics previously used in the construction of the Building or the Tenant Improvements or as reasonably approved by Landlord. In seeking Landlord's approval of the Building Expansion plans, Tenant shall provide Landlord, at least forty-five (45) days in advance of any proposed construction, with plans, specifications, bid proposals, work contracts and such other information concerning the nature of the alterations as may be reasonably requested by Landlord, including, without limitation, a completion and lien indemnity bond secured by Tenant at Tenant's own cost and expense or such other security as Landlord may require. Except as specifically provided in this Section 16.10 to the contrary, all of the provisions of this
Article 16 shall apply to the Building Expansion and the construction of any improvements related thereto. Notwithstanding anything to the contrary set forth herein, Annual Base Rent and Improvement Rent shall not increase as a result of any Building Expansion completed pursuant to the terms of this Section 16.10, but Rentable Area of the Building shall increase for all other purposes under this Lease to the Rentable Area established by a remeasurement of the Building following completion of the Building Expansion, which remeasurement shall be conducted in the same manner as set forth in Section 7.3. Nothing in this
Section 16.10 or in this Lease shall be construed to obligate Landlord to, and Landlord shall have no obligation to, expend any monies or incur any costs in connection with or as a result of the Building Expansion.

17.      Repairs and Maintenance

         17.1. Landlord shall repair and maintain the Project Common Areas, including, without limitation, repair and maintenance of landscaping, parking facilities, driveways, walkways, lighting, utilities, snow removal, irrigation and storm water management systems (and the full cost thereof shall be included as a part of Operating Expenses), unless such maintenance or repairs are required in whole or in part because of any act, neglect, fault of or omissions of any duty by Tenant, its agents, servants, employees or invitees, in which case Tenant shall pay to Landlord the cost of such maintenance and repairs.

         17.2. Except for services of Landlord, if any, required by Section 17.1, Tenant shall at Tenant's sole cost and expense keep the Demised Premises and every part thereof in good condition and repair, damage thereto from ordinary wear and tear and condemnation excepted. Tenant shall, upon the expiration or earlier termination of the Term, surrender the Demised Premises to Landlord in as good as condition as when received, condemnation and ordinary wear and tear excepted. Other than as specifically set forth in the Work Letter, Landlord shall have no obligation to alter, remodel, improve, repair, decorate, or paint the Demised Premises or any part thereof.

         17.3. [Intentionally Omitted.]

         17.4. Tenant shall at all times during the Term maintain and operate the Building in a first-class manner for the uses set forth in Section 2.1.10. Landlord shall at all times during the Term maintain and operate the Project in a first-class manner for (i) pharmaceutical, biological or medical device research laboratory uses and related manufacturing, warehouse and distribution uses, or (ii) first-class office uses.

         17.5. This Article 17 relates to repairs and maintenance arising in the ordinary course of operation of the Building, the Project and any related facilities. In the event of fire, earthquake, flood, war, or similar cause of damage or destruction, this Article 17 shall not be applicable and the provisions of Article 21 entitled "Damage or Destruction" shall apply and control.

18.      Liens

         18.1. Subject to the immediately succeeding sentence, Tenant shall keep the Demised Premises, the Building, the Project and the real property upon which the Building and the Project are situated free from any liens arising out of work performed, materials furnished or obligations incurred by Tenant. Tenant further covenants and agrees that any mechanic's lien filed against the Demised Premises or against the Building or the Project for work claimed to have been done for, or materials claimed to have been furnished to Tenant, will be discharged by Tenant, by bond or otherwise, within fifteen (15) days after the filing thereof, at the sole cost and expense of Tenant.

         18.2. Should Tenant fail to discharge any lien of the nature described in Section 21.1, Landlord may at Landlord's election pay such claim or post a bond or otherwise provide security to eliminate the lien as a claim against title and the cost thereof shall be immediately due from Tenant as Additional Rent.

         18.3. In the event Tenant shall lease or finance the acquisition of office equipment, furnishings, or other personal property which are or, if acquired by Tenant, would be Tenant's Property, Tenant warrants that any Uniform Commercial Code Financing Statement executed by Tenant will upon its face or by exhibit thereto indicate that such Financing Statement is applicable only to such Tenant's Property located within the Demised Premises. In no event shall the address of the Building be furnished on the statement without qualifying language as to applicability of the lien only to such Tenant's Property, located in an identified suite held by Tenant. Should any holder of a Financing Statement executed by Tenant record or place of record a Financing Statement which appears to constitute a lien against any interest of Landlord or against equipment which may be located other than within the Demised Premises, Tenant shall within ten (10) days after filing such Financing Statement cause (i) a copy of the Security Agreement or other documents to which Financing Statement pertains to be furnished to Landlord to facilitate Landlord's being in a position to show such lien is not applicable to Landlord's interest, and (ii) cause Tenant's lender to amend any documents of record so as to clarify that such lien is not applicable to any interest of Landlord in the Building or the Project.

19.      Indemnification and Exculpation

         19.1. Tenant hereby indemnifies and agrees to defend, hold and save Landlord harmless from and against any and all demands, claims, liabilities, losses, costs, expenses, actions, causes of action, damages or judgments, and all reasonable expenses incurred in investigating or resisting the same (including, without limitation, reasonable attorneys' fees, charges and disbursements), for injury or death to Person or injury to property occurring within or about the Demised Premises, arising out of the use or occupancy of the Demised Premises by Tenant and its employees, agents, or guests or a breach or default by Tenant in the performance of any of its obligations hereunder, unless caused solely by the willful act or negligence of Landlord. The obligations under this Section shall survive the expiration or termination of this Lease.

         19.2. Landlord hereby indemnifies and agrees to defend, hold and save Tenant harmless from and against any and all demands, claims, liabilities, losses, costs, expenses, actions, causes of action, damages or judgments, and all reasonable expenses incurred in investigating or resisting the same (including, without limitation, reasonable attorneys' fees, charges and disbursements), for injury or death to Person or injury to property occurring within or about the Project, arising out of the use or occupancy of the Project by Landlord and its employees, agents, or guests or a breach or default by Landlord in the performance of any of its obligations hereunder, unless caused solely by the willful act or negligence of Tenant. The obligations under this Section shall survive the expiration or termination of this Lease.

         19.3. Landlord shall not be liable to Tenant and Tenant assumes all risk of damage to personal property or scientific research, including loss of records kept within the Demised Premises if the cause of such damage is of a nature which, if Tenant had elected to maintain fire and theft insurance with extended coverage and business records endorsement available on a commercially reasonable basis, would be a loss subject to settlement by the insurance carrier, including, but not limited to, damage or losses caused by fire, electrical malfunctions, gas explosion, and water damage of any type, including, but not limited to, broken water lines, malfunction of fire sprinkler system, roof leakage or stoppages of lines unless and except if such loss is due to willful disregard of Landlord after written notice by Tenant of need for a repair which Landlord is responsible to make for an unreasonable period of time. Tenant further waives any claim for injury to Tenant's business or loss of income relating to any such damage or destruction of personal property including any loss of records.

         19.4. Landlord shall not be liable for any damages arising from any act, omission or neglect of any other tenant in the Building or the Project or of any other third party other than an agent, contractor or employee of Landlord.

         19.5. Security devices and services, if any, while intended to deter crime may not in given instances prevent theft or other criminal acts. Tenant agrees that Landlord shall not be liable for injuries or losses caused by criminal acts of third parties, and Tenant assumes the risk that a criminal may circumvent any security device or service or that a security device or service may malfunction. Tenant shall, at Tenant's cost, obtain insurance coverage to the extent Tenant desires protection against such criminal acts. Tenant shall have the right, subject to Landlord's reasonable approval of the aesthetic impact of such measures on the Building and the Project, to install security gates or other security devices at and around the Building; provided, however, that Landlord and public life and safety agencies shall at all times have access to the Building, subject to "secure" areas pursuant to Section 10.8.

20.      Insurance - Waiver of Subrogation

         20.1. Landlord, as part of Operating Expenses, shall carry insurance upon the Building (including the Tenant Improvements), in an amount equal to full replacement cost (exclusive of the costs of excavation, foundations, and footings, and without reference to depreciation taken by Landlord upon its books or tax returns) or such lesser coverage as Landlord may elect provided such coverage is not less than ninety percent (90%) of such full replacement cost or the amount of such insurance Landlord's mortgage lender requires Landlord to maintain, providing protection against any peril generally included within the classification "Fire and Extended Coverage" together with insurance against sprinkler damage (if applicable), vandalism and malicious mischief.

         20.2. Landlord, subject to availability thereof and as part of Operating Expenses, shall further insure, as Landlord deems appropriate, coverage against flood, environmental hazard and earthquake, loss or failure of building equipment, rental loss during the period of repair or rebuild, workmen's compensation insurance and fidelity bonds for employees employed to perform services. Notwithstanding the foregoing, Landlord may, but shall not be deemed required to, provide insurance as to any improvements installed by Tenant or which are in addition to the standard improvements customarily furnished by Landlord without regard to whether or not such are made a part of the Building.

         20.3. Landlord, as part of Operating Expenses, shall further carry public and excess liability insurance with a single loss limit of not less than Six Million Dollars ($6,000,000.00) per occurrence for death or bodily injury or property damage with respect to the Project.

         20.4. Tenant assumes the risk of damage to any fixtures, goods, inventory, merchandise, equipment, and leasehold improvements (other than Tenant Improvements), and Landlord shall not be liable for injury to Tenant's business or any loss of income therefrom relative to such damage as more particularly heretofore set forth within this Lease, other than as a result of the willful misconduct or gross negligence of Landlord or its agents, employees or contractors. Tenant at Tenant's cost shall carry such insurance as Tenant desires for Tenant's protection with respect to Tenant's personal property or business interruption.

         20.5. Tenant at its own cost shall procure and continue in effect from the Term Commencement Date or the date of occupancy, whichever first occurs, and continuing throughout the Term (and occupancy by Tenant, if any, after expiration or earlier termination of this Lease) comprehensive public and excess liability insurance with limits of not less than

Six Million Dollars ($6,000,000.00) per occurrence for death or bodily injury or property damage with respect to the Demised Premises or the Land.

         20.6. The aforesaid insurance required of Tenant shall name Landlord, its officers, employees and agents, as an additional insured. Said insurance shall be with companies having a rating of not less than policyholder rating of A and financial category rating of at least Class XII in "Best's Insurance Guide." No such policy shall be cancelable or subject to reduction of coverage or other modification or cancellation except after thirty (30) days prior written notice to Landlord from the insurer. All such policies shall be written as primary policies, not contributing with and not in excess of the coverage which Landlord may carry. Tenant's policy may be a "blanket policy" which specifically provides that the amount of insurance shall not be prejudiced by other losses covered by the policy. Tenant shall, at least twenty (20) days prior to the expiration of such policies, furnish Landlord with renewals or binders. Tenant agrees that if Tenant does not take out and maintain such insurance, Landlord may (but shall not be required to) procure said insurance on Tenant's behalf and require Tenant to pay for the additional cost of such insurance as Additional Rent.

         20.7. In each instance where insurance is to name Landlord as an additional insured, Tenant shall designate and furnish certificates so evidencing Landlord as an additional insured to Landlord and, upon the written request of Landlord, to (i) any lender of Landlord holding a security interest in the Building or the Land, and/or (ii) the landlord under any lease wherein Landlord is tenant of the real property whereupon the Building is located if the interest of Landlord is or shall become that of a tenant under a ground lease rather than that of a fee owner, and/or (iii) any management company retained by Landlord to manage the Building or the Project.

         20.8. Landlord and Tenant each hereby waive any and all rights of recovery against the other or against the officers, directors, employees, agents, and representatives of the other, on account of loss or damage occasioned to such waiving party or its property or the property of others under its control to the extent that such loss or damage is insured against under any fire and extended coverage insurance policy which either may have in force at the time of such loss or damage.

              20.8.1. Such waivers shall continue as long as their respective insurers so permit.

              20.8.2. Any termination of such a waiver shall be by written notice of circumstances as hereinafter set forth.

              20.8.3. Landlord and Tenant upon obtaining the policies of insurance required or permitted under this Lease shall give notice to the insurance carrier or carriers that the foregoing mutual waiver of subrogation is contained in this Lease.

               20.8.4. If such policies shall not be obtainable with such waiver or shall be so obtainable only at a premium over that chargeable without such waiver, the party seeking such policy shall notify the other thereof, and the latter shall have ten (10) days thereafter to either (i) procure such insurance with companies reasonably satisfactory to the other party or (ii) agree to pay such additional premium (in the Tenant's case, in the proportion which the area of the Demised Premises bears to the insured area). If neither (i) nor (ii) are done, this Section 20.8.4 shall have no effect during such time as such policies shall not be obtainable or the party in whose favor a waiver of subrogation is desired refuses to pay the additional premium. If such policies shall at any time be unobtainable, but shall be subsequently obtainable, neither party shall be subsequently liable for a failure to obtain such insurance until a reasonable time after notification thereof by the other party.

               20.8.5. If the release of either Landlord or Tenant, as set forth in this Article 20 shall contravene any law with respect to exculpatory agreements, the liability of the party in question shall be deemed not released but shall be secondary to the other's insurer.

         20.9. Landlord may require insurance policy limits to be raised to conform with requirements of Landlord's lender and/or to bring coverage limits to levels then being required of new tenants within the Building or the Project.

         20.10. Tenant shall have the right to request that Landlord cause, and Landlord shall use its reasonable efforts to cause, the insurance policy limits to be raised, or additional coverages added, to the extent the same are generally available from carriers complying with the requirements of this
Article 20, all at Tenant's sole cost and expense. Tenant agrees to execute any such additional documentation reasonably required by Landlord or the insurance carrier to reflect and confirm that Tenant shall be solely responsible for all premiums and charges attributable to the increased insurance limit or additional coverage requested by Tenant.

21.      Damage or Destruction

         21.1. Landlord shall promptly commence and proceed diligently with the work of repair, reconstruction and restoration of the Building and this Lease shall continue in full force and effect if there is partial destruction of the Building (i) by fire or other perils covered by extended coverage insurance not exceeding (x) twenty-five percent (25%) of the full insurable value thereof, or
(y) so long as at least five (5) years will remain in the Term (as may have been extended pursuant to the terms of Section 39, provided that Tenant shall have the right to exercise its Extension Right within 30 days of the occurrence of such casualty) as of the date of completion of reconstruction, seventy-five percent (75%) of the full insurable value thereof; (ii) the damage thereto is such that the Building may be repaired, reconstructed, or restored within a period of six (6) months from the date of the happening of such casualty; and
(iii) Landlord will receive insurance proceeds sufficient to cover the cost of such repairs (except for any deductible amount provided by Landlord's policy, which deductible amount if paid by

Landlord shall be an Operating Expense). Landlord shall use commercially reasonable efforts to complete the restoration and repair of the Building within six (6) months from the date of the happening of such casualty.

         21.2. Subject to the provisions of Section 21.7, in the event of any damage to or destruction of the Building, other than as provided in Section 21.1, Landlord may elect to repair, reconstruct and restore the Building, in which case this Lease shall continue in full force and effect. If Landlord elects not to repair, then this Lease shall terminate as of the date of destruction. If Landlord elects to repair, Landlord shall promptly commence such repairs and shall diligently pursue such repairs to completion.

         21.3. Landlord shall give written notice to Tenant of its election not to repair, reconstruct or restore the Building within sixty (60) days following the date of damage or destruction.

         21.4. In the event of repair, reconstruction and restoration as herein provided, the rental provided to be paid under this Lease shall be abated proportionately based on the extent to which Tenant's use of the Demised Premises is impaired during the period of such repair, reconstruction or restoration, unless Landlord provides Tenant with other space during the period of repair, which in Tenant's reasonable opinion is suitable for the temporary conduct of Tenant's business.

         21.5. Notwithstanding anything to the contrary contained in this Article, should Landlord be delayed or prevented from completing the repair or restoration of the damage to the Demised Premises after the occurrence of such damage or destruction by any Force-Majeure Delay, the time for Landlord to commence or complete repairs shall be extended; provided, at the election of either party exercisable by the delivery of written notice to the other party not later than sixty (60) days after Landlord notifies Tenant of Landlord's inability to complete the repairs by the end of the eight (8th) month following such damage as a result of a Force-Majeure Delay, Landlord shall be relieved of its obligation to make such repairs or restoration and Tenant shall be released from its obligation under this Lease effective as of the date of the receipt of such written notice.

         21.6. If Landlord is obligated to or elects to repair or restore as herein provided, Landlord shall be obligated to make repairs or restoration only of those portions of the Building and the Demised Premises which were originally provided at Landlord's expense. The repair and restoration of items not provided at Landlord's expense shall be the obligation of Tenant. In the event Tenant elects to upgrade the Tenant Improvements, Landlord shall, upon the need for replacement due to an insured loss, provide only the Tenant Improvements unless Tenant shall elect to again upgrade and pay any additional cost of such upgrades, except to such extent as insurance proceeds which, if received, the excess proceeds are adequate to provide such upgrades, in addition to providing for basic reconstruction and the Tenant Improvements.

         21.7. Notwithstanding anything to the contrary contained in this Article, Landlord shall not have any obligation whatsoever to repair, reconstruct or restore the Demised Premises (i) to the extent that insurance proceeds are not available therefor, or (ii) when the damage resulting from any casualty covered under this Article occurs during the last twenty-four (24) months of the term of this Lease or any extension hereof and the cost to repair such damage exceeds $250,000, unless with respect to this clause (ii) Tenant shall, within thirty (30) days of the occurrence of such damage, exercise its Extension Right pursuant to Article 39.

         21.8. Upon any termination of this Lease under any of the provisions of this Article, the parties shall be released thereby without further obligation to the other from the date Tenant surrenders possession of the Demised Premises to the Landlord, except for items which have theretofore occurred.

22.      Eminent Domain

         22.1. In the event the whole of the Demised Premises or the Land, or such part thereof as shall substantially interfere with the Tenant's use and occupancy thereof, shall be taken for any public or quasi-public purpose by any lawful power or authority by exercise of the right of appropriation, condemnation or eminent domain, or sold to prevent such taking, Tenant or Landlord may terminate this Lease effective as of the date possession is required to be surrendered to said authority.

         22.2. [Intentionally omitted.]

         22.3. Tenant shall be entitled to any award which is specifically awarded as compensation for the taking of Tenant's Property and for costs of Tenant moving to a new location. To the extent not otherwise paid directly to Tenant by the condemning authority, Tenant shall also be entitled to a pro rata portion of any condemnation award paid to Landlord on account of Tenant Improvements calculated based upon the ratio of the Tenant Improvements paid for by Tenant in excess of the Tenant Improvement Allowance to the total cost of the Tenant Improvements, up to a maximum of the unamortized amounts, if any, paid by Tenant towards the Tenant Improvements. Except as before set forth, any award for such taking shall belong to Landlord.

         22.4. If upon any taking of the nature described in this Article 22 this Lease continues in effect, the Landlord shall promptly proceed to restore the Demised Premises, Building, and the Project to substantially their same condition prior to such partial taking. To the extent such restoration is feasible, as determined by Landlord in its sole discretion, the Rent shall be abated proportionately based upon the extent to which Tenant's use of the Demised Premises has decreased on the basis of the percentage of the rental value of the Demised Premises after such taking and the rental value of the Demised Premises prior to such taking.

23.      Defaults and Remedies

         23.1. The occurrence of any one or more of the following events shall constitute a "Default" hereunder by Tenant:

               23.1.1. Tenant abandons or vacates the Demised Premises, provided that, for so long as Tenant continues to perform all of its obligations under this Lease, vacating the Demised Premises shall not be a Default hereunder;

               23.1.2. Tenant fails to make any payment of Rent, as and when due and such failure continues for more than five (5) days following delivery of written notice from Landlord (provided, however, that (i) no such notice shall be required in the event that Landlord has given two (2) such notices to Tenant within the preceding twelve (12) months, and (ii) such notice shall be in place of, and not in addition to, any similar notice required under Maryland law);

               23.1.3. Tenant fails to observe or perform any obligation or covenant contained herein (other than described in Section 23.1.1 and 23.1.2) to be performed by Tenant, where such failure shall continue for a period of thirty
(30) days after written notice thereof from Landlord to Tenant; provided that if the nature of Tenant's default is such that it reasonably requires more than thirty (30) days to cure, then Tenant shall not be deemed to be in default if Tenant shall commence such cure within said thirty (30) days and thereafter diligently prosecute the same to completion;

               23.1.4. Tenant makes an assignment for the benefit of creditors;

               23.1.5. A receiver, trustee or custodian is appointed to, or does, take title, possession or control of all, or substantially all, of Tenant's assets;

               23.1.6. Tenant files a voluntary petition under the Bankruptcy Code (or any similar law) or an order for relief is entered against Tenant pursuant to a voluntary or involuntary proceeding commenced under any chapter of the Bankruptcy Code;

               23.1.7. Any involuntary petition is filed against the Tenant under any chapter of the Bankruptcy Code and is not dismissed within ninety (90) days; or

               23.1.8. Tenant's interest in this Lease is attached, executed upon, or otherwise judicially seized and such action is not released within ninety (90) days of the action.

Notices given under this Section shall specify the alleged default and shall demand that Tenant perform the provisions of this Lease or pay the Rent that is in arrears, as the case may be, within the applicable period of time, or quit the Demised Premises. No such notice shall be deemed a forfeiture or a termination of this Lease unless Landlord elects otherwise in such notice.

         23.2. Late payment by Tenant to Landlord of Rent and other sums due will cause Landlord to incur costs not contemplated by this Lease, the exact amount of which will be extremely difficult and impracticable to ascertain. Such costs include, but are not limited to, late charges and processing and accounting charges which may be imposed on Landlord by the terms of any mortgage or trust deed covering the Demised Premises. Therefore, if any installment of Rent due from Tenant is not received by Landlord within five (5) days after the date such payment is due, Tenant shall pay to Landlord an additional sum of five percent (5%) of the overdue Rent as a late charge. The parties agree that this late charge represents a fair and reasonable estimate of the costs that Landlord will incur by reason of late payment by Tenant. In addition to the late charge, Rent not paid when due shall bear interest from the 5th day after date due until paid at the lesser of (i) ten percent (10%) per annum or (ii) the maximum rate permitted by law.

         23.3. No payment by Tenant or receipt by Landlord of a lesser amount than the Rent payment herein stipulated shall be deemed to be other than on account of the Rent, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as Rent be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord's right to recover the balance of such Rent or pursue any other remedy provided. If at any time a dispute shall arise as to any amount or sum of money to be paid by Tenant to Landlord, Tenant shall have the right to make payment "under protest" and such payment shall not be regarded as a voluntary payment, and Tenant's right to institute suit for recovery of the payment paid under protest shall survive.

         23.4. If Tenant fails to pay any sum of money (other than Annual Base Rent, Improvement Rent or Additional Rent) required to be paid by it hereunder, or shall fail to perform any other act on its part to be performed hereunder, Landlord may, without waiving or releasing Tenant from any obligations of Tenant, but shall not be obligated to, make such payment or perform such act; provided, that such failure by Tenant continues for ten (10) days after Landlord delivers notice to Tenant demanding Tenant's performance or provided that such failure by Tenant unreasonably interfered with the use of the Building by any other tenant or with the efficient operation of the Building, or resulted or could have resulted in a violation of law or the cancellation of an insurance policy maintained by Landlord. All sums so paid or incurred by Landlord, together with interest thereon, from the date such sums were paid or incurred, at the annual rate equal to ten percent (10%) per annum or highest rate permitted by law, whichever is less, shall be payable to Landlord on demand as Additional Rent.

         23.5. In the event of a Default by Tenant, and at any time thereafter while such Default is continuing, with or without notice or demand and without limiting Landlord in the exercise of any right or remedy which Landlord may have, Landlord shall be entitled to terminate Tenant's right to possession of the Demised Premises by any lawful means, in which case this Lease shall terminate and Tenant shall immediately surrender possession of the Demised Premises to Landlord. In such event, Landlord shall have the immediate right to re-enter and remove all Persons and property, and such property may be removed and stored in a public warehouse or elsewhere at the cost of, and for the account of Tenant, all without service of notice or resort to legal process and without being deemed guilty of trespass, or becoming liable for any loss or damage which may be occasioned thereby. In the event that Landlord shall elect to so terminate this Lease, then Landlord shall be entitled to recover from Tenant all actual damages incurred by Landlord by reason of Tenant's default, including:

               23.5.1. The worth at the time of award of any unpaid Rent which had been earned at the time of such termination; plus

               23.5.2. The worth at the time of award of the amount by which the unpaid Rent which would have been earned after termination until the time of award exceeds that portion of such rental loss which Tenant proves could have been reasonably avoided; plus

               23.5.3. The worth at the time of award of the amount by which the unpaid Rent for the balance of the term after the time of award exceeds the amount of such rental loss which Tenant proves could have been reasonably avoided; plus

               23.5.4. Any other amount necessary to compensate Landlord for all the actual damages proximately caused by Tenant's failure to perform its obligation under this Lease or which in the ordinary course of things would be likely to result therefrom, including, but not limited to, the cost of restoring the Demised Premises to the condition required under the terms of this Lease; plus

               23.5.5. At the Landlord's election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by applicable law other than special or speculative damages.

As used in Sections 23.5.1 and 23.5.2 above, "worth at the time of award" shall be computed by allowing interest at the rate specified in Section 23.2. As used in Section 23.5.3 above, the "worth at the time of the award" shall be computed by taking the present value of such amount, by using the discount rate of the Federal Reserve Bank of San Francisco at the time of the award plus six (6) percentage points.

         23.6. If Landlord does not elect to terminate this Lease as provided in this Section, then Landlord may, from time to time, recover all Rent as it becomes due under this Lease. At any time thereafter, Landlord may elect to terminate this Lease and to recover damage to which Landlord is entitled.

         23.7. In the event Landlord elects to terminate this Lease and relet the Demised Premises, it may execute any new lease in its own name. Tenant hereunder shall have no right or authority whatsoever to collect any Rent from such tenant. The proceeds of any such reletting shall be applied as follows:

               First, to the payment of any indebtedness other than Rent due hereunder from Tenant to Landlord, including, but not limited to, storage charges or brokerage commissions owing from Tenant to Landlord as the result of such reletting;

               Second, to the payment of the costs and expenses of reletting the Demised Premises, including alterations and repairs which Landlord deems reasonably necessary and advisable and reasonable attorneys' fees, charges and disbursements incurred by Landlord in connection with the retaking of the Demised Premises and such reletting;

               Third, to the payment of Rent and other charges due and unpaid hereunder; and

               Fourth, to the payment of future Rent and other damages payable by Tenant under this Lease.

         23.8. All rights, options, and remedies of Landlord contained in this Lease shall be construed and held to be nonexclusive and cumulative. Landlord shall have the right to pursue any one or all of such rights, options and remedies or any other remedy or relief which may be provided by law, whether or not stated in this Lease. No waiver of any default of Tenant hereunder shall be implied from any acceptance by Landlord of any Rent or other payments due hereunder or any omission by Landlord to take any action on account of such default if such default persists or is repeated, and no express waiver shall affect defaults other than as specified in said waiver.

         23.9. All rights, options and remedies of Tenant contained in this Lease shall be construed and held to be nonexclusive and cumulative. Tenant shall have the right to pursue any one or all of such rights, options and remedies or any other remedy or relief which may be provided by law, whether or not stated in this Lease. No waiver of any default of Landlord hereunder shall be implied from any omission by Tenant to take any action on account of such default if such default persists or is repeated, and no express waiver of any default of Landlord hereunder shall affect defaults other than as specified in said waiver.

         23.10. Termination of this Lease or Tenant's right to possession by Landlord shall not relieve Tenant from any liability to Landlord which has theretofore accrued or shall arise based upon events which occurred prior to the last to occur of (i) the date of Lease termination or (ii) the date possession of Demised Premises is surrendered. Termination of this Lease or by Tenant as specifically permitted herein shall not relieve Landlord from any liability to Tenant which has theretofore accrued or shall arise based upon events which occurred prior to the last to occur of (i) the date of Lease termination or (ii) the date possession of Demised Premises is surrendered.

         23.11. Landlord shall not be in default unless Landlord fails to perform obligations required of Landlord within a reasonable time, but in no event shall such failure to continue be for more than thirty (30) days after written notice by Tenant specifying wherein Landlord has failed to perform such obligation; provided, however, that if the nature of Landlord's obligation is such that more than thirty (30) days are required for performance, then Landlord shall not be in default if Landlord commences performance within such thirty
(30) day period and thereafter diligently prosecutes the same to completion.

         23.12. In the event of any default on the part of Landlord, Tenant will give notice by registered or certified mail to any beneficiary of a deed of trust or mortgagee of a mortgage covering the Demised Premises and to any landlord of any lease of any building in which the Demised Premises are located whose address shall have been furnished, provided that Landlord shall have furnished to Tenant in writing the names and addresses of all such Persons who are to receive such notices. Any such beneficiary, mortgagee or landlord shall have thirty (30) days from receipt of such notice from Tenant to cure the default if the default can be fully cured by the payment of a specific and liquidated amount of money. Any such beneficiary, mortgagee or landlord shall have ninety (90) days from receipt of such notice from Tenant to cure the default if the default cannot be fully cured by the payment of a specific and liquidated amount of money and possession is not reasonably required to cure the default. In the event possession is reasonably required to cure the default and unless Tenant shall provided all access necessary to affect a cure, any such beneficiary, mortgagee or landlord shall promptly commence taking steps to obtain possession of the Premises by foreclosure or the judicial appointment of a receiver after receipt of Tenant's written notice of the default, and shall thereafter diligently continue to attempt to cure the default within the minimum period of time reasonably required under the circumstances to achieve a cure.

24.      Assignment or Subletting

         24.1. Except as hereinafter provided, Tenant shall not, either voluntarily or by operation of law, directly or indirectly, sell, hypothecate, assign, pledge, encumber or otherwise transfer this Lease, or sublet the Demised Premises or any part thereof, or permit or suffer the Demised Premises or any part thereof to be used or occupied as work space, storage space, mailing privileges, concession or otherwise by anyone other than Tenant or Tenant's employees, without the prior written consent of Landlord in each instance, which consent shall not be unreasonably withheld.

         24.2. If Tenant is a corporation, the shares of which are not actively traded upon a stock exchange or in the over-the-counter market, a transfer or series of transfers whereby twenty-five percent (25%) or more of the issued and outstanding shares of such corporation are, or the voting control is, transferred (but excepting transfers upon deaths of individual shareholders) from a Person or Persons or entity or entities which were owners thereof at time of execution of this Lease to Persons or entities who were not owners of shares of the corporation at time of execution of this Lease shall be deemed an assignment of this Lease requiring the consent of Landlord as provided in Section 24.1 above.

         24.3. If Tenant desires to assign this Lease to any entity into which Tenant is merged, with which Tenant is consolidated, or which acquires all or substantially all of the assets of Tenant, provided that the assignee first executes, acknowledges, and delivers to Landlord an agreement whereby the assignee agrees to be bound by all of the covenants and agreements in this Lease and that the assignee shall have a net worth (determined in accordance with generally accepted accounting principles consistently applied) immediately after such assignment which is at least equal to the net worth (as so determined) of Tenant immediately prior to the assignment (or as of the date hereof, if greater), then Landlord, upon receipt of proof of foregoing, shall consent to such assignment.

         24.4. In the event Tenant desires to assign, sublease, hypothecate or otherwise transfer this Lease or sublet the Demised Premises, then at least forty-five (45) days, but not more than ninety (90) days, prior to the Assignment Date, Tenant shall give Landlord the Assignment Notice. Tenant shall also tender to Landlord reasonable attorneys fees and other costs or overhead expenses incurred by Landlord in reviewing Tenants request for such assignment. In addition to the Assignment Notice, Tenant shall promptly provide Landlord with such other information as Landlord may reasonably require in connection with any proposed assignment or subletting (including, without limitation, an assignment pursuant to Section 24.3).

         24.5. With respect to proposed assignments or sublettings where Landlord's consent is required, Landlord in making its determination as to whether such consent should be given to a proposed assignment or sublease, may give consideration to the financial strength of such successor (notwithstanding the assignor remaining liable for Tenant's performance), any change in use which such successor proposes to make in use of Demised Premises and desire of Landlord to exercise rights under Section 24.10 to obtain cancellation of this Lease. In no event shall Landlord be deemed to be unreasonable for declining to consent to transfer to a successor of poor reputation, lacking financial qualifications, or seeking change in use.

         24.6. As conditions precedent to Landlord considering a request by Tenant to Tenant's transfer of rights or sharing of the Demised Premises with respect to proposed assignments or sublettings where Landlord's consent is required, Landlord may require any or all of the following:

               24.6.1. Tenant shall remain fully liable under this Lease during the unexpired Term;

               24.6.2. Tenant shall provide Landlord with evidence reasonably satisfactory to Landlord that the value of Landlord's interest under this Lease will not thereby be diminished or reduced. Such evidence shall include, but need not be limited to, evidence respecting the relevant business experience and financial responsibility and status of the third party concerned;

               24.6.3. Tenant shall reimburse Landlord for Landlord's actual costs and expenses, including, without limitation, reasonable attorneys' fees, charges and disbursements incurred in connection with the review, processing and documentation of such request;

               24.6.4. If Tenant's transfer of rights or sharing of the Demised Premises provides for the receipt by, on behalf or on account of Tenant of any consideration of any kind whatsoever (including, but not by way of limitation, a premium rental for a sublease or lump sum payment for an assignment) in excess of the rental and other charges due Landlord under this Lease, Tenant shall pay all of said excess to Landlord. If said consideration consists of cash paid to Tenant, said payment to Landlord shall be made upon receipt by Tenant of said cash payment;

               24.6.5. Written agreement from any third party concerned that in the event Landlord gives such third party notice that Tenant is in default under this Lease, such third party shall thereafter make all payments otherwise due Tenant directly to Landlord, which payments will be received by Landlord without any liability on Landlord except to credit such payment against those due under the Lease, and any such third party shall agree to attorn to Landlord or its successors and assigns should this Lease be terminated for any reason; provided, however that in no event shall Landlord or its successors or assigns be obligated to accept such attornment;

               24.6.6. Any such transfer and consent shall be effected on forms reasonably approved by Landlord as to form and substance;

               24.6.7. Tenant shall not then be in default hereunder in any respect;

               24.6.8. Such third party's proposed use of the Demised Premises shall be the same as Tenant's permitted use;

               24.6.9. Landlord shall not be bound by any provision of any agreement pertaining to Tenant's transfer of rights or sharing of the Demised Premises unless Landlord becomes a party to such agreement;

               24.6.10. Any agreement pertaining to Tenant's transfer of this Lease or subletting of all or any portion of the Demised Premises shall be in a form acceptable to Landlord in Landlord's reasonable discretion and any such agreement shall not be modified or amended without Landlord's prior written consent, which may be withheld in Landlord's reasonable discretion. Tenant acknowledges and agrees that Landlord shall be acting reasonably in the event Landlord withholds its consent to any such agreement if, in the opinion of Landlord's counsel, the agreement or any portion thereof would be likely to result in Landlord losing its status as a real estate investment trust, as defined in Section 856 of the Internal Revenue Code (as amended).

               24.6.11. Tenant shall deliver to Landlord one executed copy of any and all written instruments evidencing Tenant's transfer of rights or sharing of the Demised Premises; and

               24.6.12. A list of Hazardous Materials certified by the proposed sublessee to be true and correct, which the proposed sublessee intends to use or store in the Demised Premises. Additionally, Tenant shall deliver to Landlord, on or before the date any proposed sublessee takes occupancy of the Demised Premises, all of the items relating to Hazardous Materials of such proposed sublessee as described in Article 38 below.

         24.7. Any sale, assignment, hypothecation or transfer of this Lease or subletting of the Demised Premises that is not in compliance with the provisions of this Article 24 shall be void and shall, at the option of Landlord, terminate this Lease.

         24.8. The consent by Landlord to an assignment or subletting shall not relieve Tenant or any assignees of this Lease or sublessee of the Demised Premises from obtaining the consent of Landlord to any further assignment or subletting nor shall it release Tenant or any assignee or sublessee of Tenant from full and primary liability under the Lease.

         24.9. Notwithstanding any subletting or assignment, Tenant shall remain fully and primarily liable for the payment of all Rent and other sums due, or to become due hereunder, and for the full performance of all other terms, conditions, and covenants to be kept and performed by Tenant. The acceptance of Rent or any other sum due hereunder, or the acceptance of performance of any other term, covenant, or condition thereof, from any other Person or entity shall not be deemed to be a waiver of any of the provisions of this Lease or a consent to any subletting, assignment or other transfer of the Demised Premises.



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
         24.10. If Tenant delivers to Landlord an Assignment Notice indicating a desire to transfer this Lease to a transferee other than as provided within
Section 24.3 or to a transferee with respect to which Landlord reasonably withholds its consent, then Landlord shall have the option, exercisable by giving notice to Tenant at any time within ten (10) days after Landlord's receipt of the Assignment Notice, to terminate this Lease as of the date specified in the Assignment Notice as the Assignment Date. If Landlord exercises such option, then Tenant shall have the right to withdraw such Assignment Notice by delivery to Landlord written notice of such election within five (5) days after Landlord's delivery of notice electing to exercise such option to terminate. In the event Tenant withdraws the Assignment Notice as hereinabove provided, this Lease shall continue in full force and effect as if such Assignment Notice as hereinabove provided, this Lease, and the term and estate herein granted, shall terminate as of the Assignment Date. No failure of Landlord to exercise any such option to terminate this Lease shall be deemed to be Landlord's consent to the proposed Assignment, Sublease or other Transfer.

         24.11. If Tenant shall sublet the Demised Premises or any part, Tenant hereby immediately and irrevocably assigns to Landlord, as security for Tenant's obligations under this Lease, all rent from any subletting of all or a part of the Demised Premises and Landlord as assignee and as attorney-in-fact for Tenant, or a receiver for Tenant appointed on Landlord's application, may collect such rent and apply it toward Tenant's obligations under this Lease; except that, until the occurrence of an act of Default by Tenant, Tenant shall have the right to collect such rent.

25.      Attorneys' Fees

         25.1. Landlord and Tenant shall each be responsible for all of their respective legal and related costs associated with this Lease and related transaction; provided, however, that Tenant shall not be responsible for Landlord's legal costs with respect to site acquisition, site improvements, public approval, and lease and drafting negotiations associated with this Lease and related transaction.

         25.2. If either party commences an action against the other party arising out of or in connection with this Lease, the prevailing party shall be entitled to have and recover from the non-prevailing party reasonable attorneys' fees, charges and disbursements and costs of suit.

26.      Bankruptcy

         26.1. In the event a debtor, trustee, or debtor in possession under the Bankruptcy Code, or other Person with similar rights, duties and powers under any other law, proposes to cure any default under this Lease or to assume or assign this Lease, and is obliged to provide adequate assurance to Landlord that
(i) a default will be cured, (ii) Landlord will be compensated for its damages arising from any breach of this Lease, or (iii) future performance



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
under this Lease will occur, then adequate assurance shall include any or all of the following, as designated by Landlord:

               26.1.1. Those acts specified in the Bankruptcy Code or other law as included within the meaning of adequate assurance, even if this Lease does not concern a shopping center or other facility described in such laws;

               26.1.2. A prompt cash payment to compensate Landlord for any monetary defaults or actual damages arising directly from a breach of this Lease;

               26.1.3. A cash deposit in an amount at least equal to the Security Deposit as referenced in 2.1.9 originally required at time of execution of this Lease.

               26.1.4. The assumption or assignment of all of Tenant's interest and obligations under this Lease.

27.      Estoppel Certificate

         Each of Tenant and Landlord shall, within ten (10) days of written notice from the other party hereto, execute, acknowledge and deliver a statement in writing substantially in the form attached to this Lease as Exhibit "H" with the blanks filled in with respect to any estoppel to be executed by Tenant, and on any other form reasonably requested by a proposed lender, purchaser, assignee, subtenant or transferee of Landlord or Tenant, (i) certifying that this Lease is unmodified and in full force and effect (or, if modified, stating the nature of such modification and certifying that this Lease as so modified is in full force and effect) and the dates to which the rental and other charges are paid in advanced, if any, (ii) acknowledging that there are not, to such party's knowledge, any uncured defaults on the part of the other party hereunder, or specifying such defaults if any are claimed and (iii) setting forth such further information with respect to this Lease or the Demised Premises or the Project as may be reasonably requested thereon. Any such statement may be relied upon by any prospective assignee, subtenant, transferee, purchaser or encumbrancer of all or any portion of the Lease or the real property of which the Demised Premises are a part. Failure to deliver such statement within such time shall, at the option of the requesting party, constitute a default under this Lease, and, in any event, shall be conclusive upon the non-requesting party that the Lease is in full force and effect and without modification except as may be represented by the requesting party in any certificate prepared and delivered for execution.

28.      Joint and Several Obligations

         28.1. If more than one Person or entity executes this Lease as Tenant,



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
               28.1.1. Each of them is jointly and severally liable for the keeping, observing and performing of all of the terms, covenants, conditions, provisions and agreements of this Lease to be kept, observed and performed by Tenant, and

               28.1.2. The term "Tenant" as used in this Lease shall mean and include each of them jointly and severally. The act of, notice from, notice to, refund to, or the signature of, any one or more of them, with respect to the tenancy of this Lease, including, but not limited to, any renewal, extension, expiration, termination or modification of this Lease, shall be binding upon each and all of the Persons executing this Lease as Tenant with the same force and effect as if each and all of them had so acted, so given or received such notice or refund or so signed.

29.      Definition of Landlord; Limitation of Landlord's Liability

         29.1. The term "Landlord" as used in this Lease, so far as covenants or obligations on the part of Landlord are concerned, shall be limited to mean and include only Landlord or the successor-in-interest of Landlord under this Lease at the time in question. In the event of any transfer, assignment or the conveyance of Landlord's title or leasehold, the Landlord herein named (and in case of any subsequent transfers or conveyances, the then grantor) shall be automatically freed and relieved from and after the date of such transfer, assignment or conveyance, of all liability for the performance of any covenants or obligations contained in this Lease thereafter to be performed by Landlord and, without further agreement, the transferee of such title or leasehold shall be deemed to have assumed and agreed to observe and perform any and all obligations of Landlord hereunder, during its ownership or ground lease of the Demised Premises. Landlord may transfer its interest in the Demised Premises or this Lease without the consent of Tenant and such transfer or subsequent transfer shall not be deemed a violation on the part of Landlord or the then grantor of any of the terms or conditions of this Lease. Landlord shall promptly notify Tenant in writing of any transfer of any portion of Landlord's interest under this Lease. No transfer by Landlord of its interest in the Demised Premises or this Lease shall be deemed to release Landlord from any obligations to Tenant arising prior to such transfer.

         29.2. If Landlord is in default of this Lease, and as a consequence, Tenant recovers a money judgment against Landlord, the judgment shall be satisfied only out of the proceeds of sale received on execution of the judgment and levy against the right, title and interest of Landlord in the Building or Land, and out of rent or other income from such real property receivable by Landlord or out of the consideration received by Landlord from the sale, financing, refinancing, or other disposition of all or any part of Landlord's right, title, and interest in the Building or Land.

         29.3. Except as provided in Section 29.2, Landlord shall not be personally liable for any deficiency. If Landlord is a partnership or joint venture, the partners of such partnership shall not be personally liable and no partner of Landlord shall be sued or named as a party in



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
any suit or action or service of process be made against any partner of Landlord except as may be necessary to secure jurisdiction of the partnership or joint venture. If Landlord is a corporation, the shareholders, directors, officers, employees, and/or agents of such corporation shall not be personally liable and no shareholder, director, officer, employee or agent of Landlord shall be sued or named as a party in any suit or action or service of process made against any shareholder, director, officer, employee or agent of Landlord. If Landlord is a limited liability company, the members of such limited liability company shall not be personally liable and no member of Landlord shall be sued or named as a party in any suit or action or service of process be made against any member of Landlord except as may be necessary to secure jurisdiction over Landlord. No partner, member, shareholder, director, employee, or agent of Landlord shall be required to answer or otherwise plead to any service of process and no judgment will be taken or writ of execution levied against any partner, shareholder, director, employee or agent of Landlord.

         29.4. Each of the covenants and agreements of this Article 29 shall be applicable to any covenant or agreement either expressly contained in this Lease or imposed by statute or by common law and shall survive the termination of this Lease.

30.      Project Control by Landlord

         30.1. Subject to Section 40.2, Landlord reserves full control over the Building and the Project to the extent not inconsistent with Tenant's rights under this Lease or enjoyment of the Demised Premises. This reservation includes but is not limited to the right of Landlord to expand the Project, to subdivide the Project, to convert the Building and or other buildings within the Project to condominium units, to grant easements and licenses to others, and to maintain or establish ownership of the Building separate from fee title to land on which the Building is located.

         30.2. Tenant shall, should Landlord so request, promptly join with Landlord in execution of such documents as may be reasonably appropriate to assist Landlord to implement any such action provided Tenant need not execute any document which is of nature wherein liability is created in Tenant or if by reason of the terms of such document, Tenant will be deprived of the quiet enjoyment and use of the Demised Premises as granted by this Lease or Tenant's rights hereunder will be impaired.

         30.3. Subject to Section 40.2, Landlord may, at any and all reasonable times during non-business hours or during business hours, and upon reasonable advance notice (provided that no time restrictions shall apply or advance notice need be given if an emergency necessitates an immediate entry), enter the Demised Premises to (a) inspect the same and to determine whether Tenant is in compliance with its obligations hereunder, (b) supply any service Landlord is required to provide hereunder, (c) show the Demised Premises to prospective lenders, insurers, investors, purchasers or, during the last two (2) years of the Term, tenants, (d) post notices of nonresponsibility, (e) access the telephone equipment, electrical substations and fire risers, and (f) alter, improve or repair any portion of the Building other than the Demised Premises, but for which access to the Demised Premises is necessary. In connection with any such alteration, improvement or repair, Landlord may erect in the Demised Premises or elsewhere in the Building or the Project scaffolding and other structures reasonably required for the work to be performed. In no event shall Tenant's Rent abate as a result of any such entry or work; provided, however, that all such work shall be done in such a manner as to cause as little interference to Tenant as reasonably possible. Landlord shall at all times retain a key with which to unlock all of the doors in the Demised Premises subject to Tenant's rights to establish "secure" areas pursuant to Section 10.8. If an emergency necessitates immediate access to the Demised Premises, Landlord may use whatever force is necessary to enter the Demised Premises and any such entry to the Demised Premises shall not constitute a forcible or unlawful entry to the Demised Premises, a detainer of the Demised Premises, or an eviction of Tenant from the Demised Premises, or any portion thereof.

         30.4. Landlord further reserves the right to combine the Project with any other project in the area of the Project and owned by Landlord or its affiliates. In the event Landlord elects to combine the Project, (i) the definition of Project as used herein, shall be deemed to include all of land on which the other project(s) is located, all of the buildings located thereon and all landscaping, parking facilities and other improvements and appurtenances related thereto, including, without limitation, driveways, sidewalks, parking areas, and landscaped areas, and (ii) the definitions of Rentable Area of the Project, Tenant's Pro Rata Share of Project, and Project Common Areas shall be revised to reflect the inclusion of such other project(s); provided, however, that there shall be no net increase in Tenant's Pro Rata Share of Project Operating Expenses resulting solely as a result of the combination of the Project with any other project.

31.      Quiet Enjoyment

         So long as Tenant is not in Default, Landlord covenants that Landlord or anyone acting through or under Landlord will not disturb Tenant's occupancy of the Demised Premises except as permitted by the provisions of this Lease, and Tenant shall have the benefit of quiet enjoyment of the Demised Premises.

32.      Quitclaim Deed

         Tenant shall execute and deliver to Landlord on the expiration or termination of this Lease, immediately on Landlord's request, in recordable form, a quitclaim deed to the Demised Premises or such other documentation reasonably requested by Landlord evidencing termination of this Lease. Concurrently with the delivery to Landlord of such executed quitclaim deed, Landlord shall deliver to Tenant written confirmation of the termination of this Lease.



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
33.      Rules and Regulations

         Tenant shall faithfully observe and comply with the Rules and Regulations and all reasonable and nondiscriminatory modifications thereof and additions thereto from time to time put into effect by Landlord. Landlord agrees to enforce the Rules and Regulations in a nondiscriminatory manner against all the tenants of the Project. Landlord shall not be responsible to Tenant for the violation or non-performance by any other tenant or any agent, employee or invitee thereof of any of said Rules and Regulations.

34.      Subordination and Attornment

         34.1. This Lease shall be subject and subordinate to the lien of any mortgage, deed of trust, or lease in which Landlord is tenant now or hereafter in force against the Project and the Building and to all advances made or hereafter to be made upon the security thereof without the necessity of the execution and delivery of any further instruments on the part of Tenant to effectuate such subordination provided that Tenant receives a non-disturbance agreement from any such mortgagee, beneficiary or landlord in substantially the same form as Exhibit "J" attached hereto (the "Nondisturbance Agreement").

         34.2. Provided that Tenant receives the Nondisturbance Agreement, Tenant shall execute and deliver upon demand such further instrument or instruments evidencing such subordination of this Lease to the lien of any such mortgage or mortgages or deeds of trust or lease in which Landlord is tenant as may be required by Landlord. However, if any such mortgagee, beneficiary or Landlord under lease wherein Landlord is tenant so elects, this Lease shall be deemed prior in lien to any such lease, mortgage, or deed of trust upon or including the Demised Premises regardless of date and Tenant will execute a statement in writing to such effect at Landlord's request. If Tenant fails to execute any document required from Tenant under this Section within ten (10) days after written request therefor, Tenant hereby constitutes and appoints Landlord or its special attorney-in-fact to execute and deliver any such document or documents in the name of Tenant. Such power is coupled with an interest and is irrevocable.

         34.3. Provided that Tenant receives the Nondisturbance Agreement, in the event any proceedings are brought for foreclosure, or in the event of the exercise of the power of sale under any mortgage or deed of trust made by the Landlord covering the Demised Premises, the Tenant shall at the election of the purchaser at such foreclosure or sale attorn to the purchaser upon any such foreclosure or sale and recognize such purchaser as the Landlord under this Lease so long as such purchaser recognizes Tenant as tenant under this Lease and such purchaser agrees to perform all of Landlord's duties and obligations hereunder arising from and after the date of such foreclosure or sale.



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
35.      Surrender

         35.1. No surrender of possession of any part of the Demised Premises shall release Tenant from any of its obligations hereunder unless accepted by Landlord.

         35.2. The voluntary or other surrender of this Lease by Tenant shall not work a merger, unless Landlord consents and shall, at the option of Landlord, operate as an assignment to it of any or all subleases or subtenancies.

         35.3. The voluntary or other surrender of any ground or underlying lease that now exists or may hereafter be executed affecting the Building or Project, or a mutual cancellation, thereof, or of Landlord's interest therein, shall not work a merger and shall, at the option of the successor of Landlord's interest in the Building or Project, operate as an assignment of this Lease.

         35.4. Upon the expiration or earlier termination of this Lease, Tenant shall surrender the Demised Premises to Landlord broom clean and free of debris and with all licenses, permits and similar items which restrict or affect the use of the Demised Premises released and fully terminated and, subject to
Article 16, with all of Tenant's Personal Property and effects removed therefrom; with all alterations, improvements and fixtures required by Landlord to be removed from the Demised Premises actually removed and all damage as a result of or caused by such removal repaired.

36.      Waiver and Modification

         No provision of this Lease may be modified, amended or added to except by an agreement in writing. The waiver by Landlord or Tenant of any breach of any term, covenant or condition herein contained shall not be deemed to be a waiver of any subsequent breach of the same or any other term, covenant or condition herein contained.

37.      Waiver of Jury Trial and Counterclaims

         THE PARTIES HERETO SHALL AND THEY HEREBY DO WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF THE PARTIES HERETO AGAINST THE OTHER ON ANY MATTERS WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS LEASE, THE RELATIONSHIP OF LANDLORD AND TENANT, TENANT'S USE OR OCCUPANCY OF THE DEMISED PREMISES, AND OR ANY CLAIM OF INJURY OR DAMAGE.



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
38.      Hazardous Materials

         38.1. Prohibition/Compliance. Tenant shall not cause or permit any Hazardous Material (as hereinafter defined) to be brought upon, kept or used in or about the Demised Premises, the Building or the Project in violation of applicable law by Tenant, its agents, employees, contractors or invitees. If Tenant breaches the obligation stated in the preceding sentence, or if the presence of Hazardous Materials results in contamination of the Demised Premises, the Building, the Project or any adjacent property, or if contamination of the Demised Premises, the Building, the Project or any adjacent property by Hazardous Material otherwise occurs during the term of this Lease or any extension or renewal hereof or holding over hereunder which is caused by any act or omission of Tenant or its agents, employees or contractors, then Tenant shall indemnify, defend and hold Landlord, its officers, directors, employees, agents and contractors harmless from any and all claims, judgments, damages (other than special or speculative damages), penalties, fines, costs, liabilities, or losses (including, without limitation, diminution in value of the Demised Premises, the Building or any portion of the Project, damages for the loss or restriction on use of rentable or usable space or of any amenity of the Demised Premises, the Building or the Project, damages arising from any adverse impact on marketing of space in the Demised Premises, the Building or the Project, and sums paid in settlement of claims, reasonable attorneys' fees, reasonable consultant fees and expert fees) which arise during or after the Lease term as a result of such contamination. This indemnification of Landlord by Tenant includes, without limitation, costs incurred in connection with any investigation of site conditions or any cleanup, remedial, removal, or restoration work required by any federal, state or local governmental agency or political subdivision because of Hazardous Material present in the air, soil or ground water above on or under the Demised Premises which is caused by any act or omission of Tenant or its agents, employees or contractors. Without limiting the foregoing, if the presence of any Hazardous Material on the Demised Premises, the Building, the Project or any adjacent property, caused or permitted by Tenant results in any contamination of the Demised Premises, the Building, the Project or any adjacent property, Tenant shall promptly take all actions at its sole expense as are necessary to return the Demised Premises, the Building, the Project or any adjacent property to the condition existing prior to the time of such contamination, provided that Landlord's approval of such action shall first be obtained, which approval shall not unreasonably be withheld, delayed or conditioned so long as such actions would not potentially have any material adverse long-term or short-term effect on the Demised Premises, the Building or the Project. Landlord shall not cause or permit any Hazardous Material (as hereinafter defined) to be brought upon, kept or used in or about the Demised Premises, the Building, the Land or the Project in violation of applicable law. Landlord agrees to remove or relocate, as and to the extent required by the Maryland Department of the Environment, at Landlord's expense prior to the Term Commencement Date, all existing ground water monitoring wells located at the Project. Landlord shall, prior to acquisition of the Project, apply to the Environmental Protection Agency to have the Project removed from the RCRA generator data base, and shall thereafter diligently prosecute such application to completion.

         38.2. Business. Landlord acknowledges that it is not the intent of this
Article 38 to prohibit Tenant from operating its business as described in
Section 2.1.10. Tenant may operate its business according to the custom of the industry so long as the use or presence of Hazardous Material is in compliance with all applicable governmental requirements.

               38.2.1. As a material inducement to Landlord to allow Tenant to use Hazardous Material in connection with its business, Tenant agrees to deliver to Landlord prior to the Term Commencement Date the Hazardous Material List which shall then be attached as Exhibit "K".

               38.2.2. As a material inducement to Landlord to allow Tenant to use Hazardous Material in connection with its business, Tenant agrees to deliver to Landlord true and correct copies of the following documents (the "Documents") relating to the handling, storage, disposal and emission of Hazardous Material prior to the Term Commencement Date, or if unavailable at that time, concurrent with the receipt from or submission to a governmental agency: permits; approvals; material reports and correspondence; written storage and management plans, notice of violations of any laws; plans relating to the installation of any storage tanks to be installed in or under the Building or the Project (provided, said installation of tanks shall only be permitted after Landlord has given Tenant its written consent to do so, which consent may be withheld in Landlord's sole and absolute discretion); and all closure plans or any other documents required by any and all federal, state and local governmental agencies and authorities for any storage tanks installed in, on or under the Building or the Project for the closure of any such tanks. Tenant is not required, however, to provide Landlord with any portion(s) of the Documents containing information of a proprietary nature which, in and of themselves, do not contain a reference to any Hazardous Material or hazardous activities. Landlord shall not disclose the Documents to any third- parties other than Landlord's agents, employees, contractors, consultants, attorneys, lenders (if any), insurers, investment bankers, investors, or to such parties as required by law, provided that Landlord shall inform all Persons receiving such information from Landlord of the confidentiality requirement and in the event that Tenant so requests, Landlord shall obtain their undertaking as to confidentiality in a form reasonably acceptable to Tenant prior to disclosing the same. Notwithstanding anything to the contrary set forth in this Section 38.2.2, Tenant is not required to provide Landlord with information which could be detrimental to Tenant's business should such information become possessed by Tenant's competitors or by other third parties (but only to the extent such information is not otherwise required by applicable law to be disclosed by Tenant with respect to such third parties).

               38.2.3. Tenant shall deliver to Landlord an updated Hazardous Material List at least once a year and shall also deliver an updated list before any new Hazardous Material is brought onto the Demised Premises.

               38.2.4. Neither Landlord nor Tenant shall install any underground storage tanks on the Land without the prior written consent of the other party hereto, which consent may be withheld in such party's sole and absolute discretion.

         38.3. [Intentionally omitted.]

         38.4. Testing. At any time, and from time to time, prior to the expiration or earlier termination of the Term, Landlord shall have the right to conduct appropriate tests of the Demised Premises, Building and Project to demonstrate that contamination has occurred as a result of Tenant's use of the Demised Premises. Tenant shall be solely responsible for and shall defend, indemnify and hold the Landlord, its agents and contractors harmless from and against any and all claims, costs and liabilities including actual attorneys' fees, charges and disbursements, arising out of or in connection with any removal, clean up, restoration and materials required hereunder to return the Demised Premises and any other property of whatever nature to their condition existing prior to the time of any such contamination to the extent caused by Tenant or its agents, employees or contractors. Tenant shall pay for the cost of the tests of the Demised Premises.

         38.5. Underground Tanks. If underground or other storage tanks storing Hazardous Materials are located on the Demised Premises or are hereafter placed on the Demised Premises by at the request of or for the benefit of Tenant, Tenant shall monitor the storage tanks, maintain appropriate records, implement reporting procedures, properly close any underground storage tanks, and take or cause to be taken all other steps necessary or required under all applicable local, state and federal laws and regulations, as they now exist or may hereafter be adopted or amended, including, without limitation, Code of Maryland Regulations, title 26, subtitle 10, chapters 2 through 12. As of the Term Commencement Date, no underground storage tanks shall exist on the Land or within the Project unless consented to in writing by Tenant, which consent shall not be unreasonably withheld with respect to the Project. Landlord shall provide all closure reports if required and issued by the Maryland Department of the Environment for the tanks closed and removed on or before the Term Commencement Date. From and after the Term Commencement Date, Landlord, at Landlord's expense, shall remove, or cause to be removed, or cause to be brought into compliance with all applicable laws any underground storage tanks located on the Project not installed by or at the request of Tenant.

         38.6. Indemnification. Tenant hereby indemnifies and agrees to defend, hold and save Landlord harmless from and against all claims arising from Tenant's improper use, handling, or storage of Hazardous Materials at the Project. However, Tenant shall not be responsible for existing contamination at the Project, if any, and Tenant shall not have any obligation, responsibility, or liability to Landlord for removing any Hazardous Materials released or disposed of or otherwise introduced to the Project by any other tenants of the Project or by Landlord or Landlord's employees, contractors, or agents or any other party, other than Tenant's employees, agents or contractors. Landlord hereby indemnifies and agrees to defend, hold and save Tenant harmless from and against all actions, damages, judgments, claims demands, and expenses (including counsel fees) incurred by Tenant as a result of or in connection with any Hazardous Materials (i) existing at the Project prior to the Term Commencement Date unless caused by Tenant, its agents, employees, or contractors and (ii) that are not released or disposed of or otherwise introduced to the Project by Tenant or Tenant's employees, agents, or contractors. Landlord shall provide Tenant with a baseline Phase I Environmental Site Assessment of the Project describing existing environmental conditions certified in favor of Tenant upon Landlord's receipt of such Phase I Environmental Site Assessment.

         38.7. Survival. Landlord's and Tenant's obligations under this Article 38 shall survive the expiration or earlier termination of the Lease. During any period of time employed by Tenant or Landlord after the termination of this Lease to complete the removal from the Demised Premises of any such Hazardous Materials released or disposed of or otherwise introduced by Tenant or Tenant's employees, agents, or contractors and the release and termination of any licenses or permits restricting the use of the Demised Premises issued to Tenant or to Landlord at Tenant's request, Tenant shall continue to pay the full Rent in accordance with this Lease, which Rent shall be prorated daily.

39.      Right to Extend Term.

         Tenant shall have the right to extend the term of this Lease upon the following terms and conditions:

         39.1. Tenant shall have two (2) consecutive rights (each, an "Extension Right") to extend the term of this Lease for five (5) years each (each, an "Extension Term") on the same terms and conditions as the Lease. During any Extension Term, Annual Base Rent and Improvement Rent shall be payable at 102.5% of the Annual Base Rent and Improvement Rent payable on the date immediately preceding the commencement of such Extension Term. Annual Base Rent and Improvement Rent shall be adjusted on the commencement of each Extension Term and on each one (1) year anniversary of the commencement of such Extension Term in accordance with Section 5.1.3.

         39.2. Extension Rights are personal to Digene Corporation and any entity referred to in Section 24.3, and are not assignable separate and apart from this Lease.

         39.3. Except as otherwise provided herein, Extension Rights are conditional upon Tenant giving Landlord written notice of its election to exercise each Extension Right at least one (1) year prior to the end of the expiration of the initial term of the Lease or the expiration of any Extension Term.

         39.4. Notwithstanding anything set forth above to the contrary, Extension Rights shall not be in effect and Tenant may not exercise any of the Extension Rights:



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
               39.4.1. during any period of time that Tenant is in default under any provision of this Lease; or

               39.4.2. if Tenant has been in default under any provision of this Lease three (3) or more times, whether or not the defaults are cured, during the twelve (12) month period immediately prior to the date that Tenant intends to exercise an Extension Right, whether or not the defaults are cured.

         39.5. The period of time within which any Extension Right may be exercised shall not be extended or enlarged by reason of the Tenant's inability to exercise the Extension Right because of the provisions of Section 39.4 above.

         39.6. The Extension Right shall terminate and be of no further force or effect even after Tenant's due and timely exercise of an Extension Right, if, after such exercise, but prior to the commencement date of an Extension Term,
(1) Tenant fails to timely cure any default by Tenant under this Lease; or (2) Tenant has defaulted three (3) or more times during the period from the date of the exercise of an Extension Right to the date of the commencement of the Extension Term, whether or not such defaults are cured. In the event the Extension Right terminates pursuant to this Section 39.6, the Lease shall terminate on the Term Expiration Date or the expiration of the then applicable Extension Term, if any, as applicable.

40.      Miscellaneous.

         40.1. Notice Upon Intent to Sell. In the event that Landlord shall desire to sell all or any portion of the Building or the Project, Landlord shall deliver to Tenant written notice of Landlord's intent to sell such property not less than ten (10) days prior to publicly marketing the property.

         40.2. FDA Rules and Regulation. Notwithstanding anything to the contrary set forth herein, nothing in this Lease shall be construed to require Tenant to violate any Federal Drug Administration rule or regulation applicable to Tenant or the Demised Premises and all obligations of Tenant and all rights of Landlord hereunder shall be subject to any Federal Drug Administration rule or regulation applicable to Tenant or the Demised Premises; provided, however, that Tenant shall deliver to Landlord copies of any applicable rule, regulation or correspondence of the Federal Drug Administration with respect to any noncompliance of Tenant with this Lease necessitated by such rule, regulation or correspondence.

         40.3. Real Estate Investment Trust. Notwithstanding anything to the contrary set forth herein, nothing in this Lease shall be construed to require Landlord to take any action or fail to take any action if, in the opinion of Landlord's counsel, a copy of which shall be provided to Tenant, such action or inaction would be likely to result in Landlord losing its status as a real estate investment trust, as defined in Section 856 of the Internal Revenue Code (as amended).



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
         40.4. Terms and Headings. Where applicable in this Lease, the singular includes the plural and the masculine or neuter includes the masculine, feminine and neuter. The section headings of this Lease are not a part of this Lease and shall have no effect upon the construction or interpretation of any part hereof.

         40.5. Examination of Lease. Submission of this instrument for examination or signature by Tenant does not constitute a reservation of or option for lease, and it is not effective as a lease or otherwise until execution by and delivery to both Landlord and Tenant.

         40.6. Time. Time is of the essence with respect to the performance of every provision of this Lease.

         40.7. Covenants and Conditions. Each provision of this Lease performable by Tenant and Landlord shall be deemed both a covenant and a condition.

         40.8. Consents. Whenever consent or approval of either party is required, that party shall not unreasonably withhold, delay or condition such consent or approval, except as may be expressly set forth to the contrary.

         40.9. Entire Agreement. The terms of this Lease are intended by the parties as a final expression of their agreement with respect to the terms as are included herein, and may not be contradicted by evidence of any prior or contemporaneous agreement. The Basic Lease Provisions, general provisions, Work Letter and Exhibits all constitute a single document and are incorporated herein.

         40.10. Severability. Any provision of this Lease which shall provide to be invalid, void, or illegal in no way affects, impairs or invalidates any other provision hereof, and such other provisions shall remain in full force and effect.

         40.11. Recording. Landlord shall not record this Lease or any short form memorandum hereof without the consent of Tenant which may be withheld in Tenant's sole discretion, except that no consent shall be required if such recording is mandated by applicable law. If Tenant grants its consent to such recordation or if such recordation is mandated by law, Tenant shall be responsible for the cost of recording this Lease or any Memorandum of Lease, including any transfer or other taxes incurred in connection with said recordation.

         40.12. Impartial Construction. The language in all parts of this Lease shall be in all cases construed as a whole according to its fair meaning and not strictly for or against either Landlord or Tenant.

         40.13. Inurement. Each of the covenants, conditions and agreements herein contained shall inure to the benefit of and shall apply to and be binding upon the parties hereto and their respective heirs, legatees, devisees, executors, administrators, successors, assigns, sublessees,



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
or any Person who may come into possession of said Demised Premises or any part thereof in any manner whatsoever. Nothing in this Section 40.13 contained shall in any way alter the provisions against assignment or subletting in this Lease provided.

         40.14. Notices. Any notice, consent, demand, bill, statement, or other communication required or permitted to be given hereunder must be in writing and may be given by personal delivery and shall be deemed given when received or by reputable overnight courier and shall be deemed given one business day after the date on such courier's receipt of mailing addressed to Tenant at the Demised Premises, or to Tenant or Landlord at the addresses shown in Section 2.1.11. Either party may, by notice to the other given pursuant to this Section, specify additional or different addresses for notice purposes.

         40.15. Maryland Jurisdiction. This Lease has been negotiated and entered into in the State of Maryland and shall be governed by, construed and enforced in accordance with the laws of the State of Maryland, applied to contracts made in Maryland for Maryland domiciliaries to be wholly performed in Maryland.

         40.16. Authority. That individual or those individuals signing this Lease guarantee, warrant and represent that said individual or individuals have the power, authority and legal capacity to sign this Lease on behalf of and to bind all entities, corporations, partnerships, joint venturers or other organizations and/or entities on whose behalf said individual or individuals have signed.

         40.17. Guaranty. Certain of the obligations of Landlord hereunder have been guaranteed by Alexandria Real Estate Equities, Inc., a Maryland corporation ("ARE") pursuant to that certain Performance Guaranty Agreement of even date herewith (the "Guaranty") in favor of Digene Corporation. As provided therein, the Guaranty expires on the first anniversary following Substantial Completion and is personal to Digene Corporation and the entities referred to in Section 24.3.

41.      Defined Terms

         As used in this Lease, the following terms have the meaning defined in this Section 41.

         41.1. "ADA" refers to the Americans With Disabilities Act, 42 U.S.C. Sec. 12101, et seq., together with regulations promulgated pursuant thereto.

         41.2. "Assignment Date" shall mean the date on which Tenant desires a proposed assignment or sublease of the Demised Premises to be effective.

         41.3. "Assignment Notice" shall mean a notice containing information (including references) concerning the character of the proposed assignee or sublessee, the Assignment Date, any ownership or commercial relationship between Tenant and the proposed assignee or sublessee, and the consideration and all other material terms and conditions of the proposed assignment or sublease.

         41.4. "BOMA Standard" shall mean the 1996 Standard Method for Measuring Floor Area in Office Buildings as adopted by the Building Owners and Managers Association.

         41.5. [Intentionally Omitted].

         41.6. [Intentionally Omitted].

         41.7. "Expansion Space" shall mean rentable space, if any, in other buildings in the Project which Landlord may, but shall have no obligation to, construct from time to time.

         41.8. "Force-Majeure Delays" shall mean delays due to strikes, lockouts, acts of God, enemy action, war, civil commotion, action or inaction by any governmental agency or office not resulting from the failure of either party hereto to timely comply with all procedures required by such agency or office (including, without limitation, the failure of either party hereunder to receive applicable governmental approvals or permits), casualty, weather conditions and the inability to obtain labor or materials as a result of any of the foregoing.

         41.9. "Hazardous Material" shall mean any pollutant, contaminant, hazardous or toxic substance, material or waste, including, without limitation, those that are or become regulated by any local governmental authority, the State of Maryland, or the United States government. The term "Hazardous Material" includes, without limitation, any material or substance which is (i) designated as a "hazardous substance" pursuant to Section 311 of the Federal Water Pollution Control Act (33 U.S.C. Section 1317), (ii) defined as a "hazardous waste" pursuant to Section 1004 of the Federal Resource Conversation and Recovery Act, 42 U.S.C. Section 6901, et. seq. (42 U.S.C. Section 6903),
(iii) defined as a "hazardous substance" pursuant to Section 101 of the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C.
Section 9601 et. seq. (42 U.S.C. Section 9601), (iv) defined as "oil" pursuant to Section 4-401(g) of the Maryland Environmental Code Annotated (1993), or (v) designated as "hazardous substance" or "hazardous waste" pursuant to Maryland Environmental Code Ann., Title 7, Subtitle 2 (1993), all as amended from time to time and together with the rules and regulations promulgated thereunder.

         41.10. "Hazardous Materials List" shall mean a list identifying each type of Hazardous Material to be present on the Demised Premises and setting forth any and all governmental approvals or permits required in connection with the presence of such Hazardous Materials on the Demised Premises.

         41.11. "Improvement Rent" shall mean the amount determined in accordance with Section 5.3.



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
         41.12. [Intentionally Omitted.]

         41.13. [Intentionally Omitted.]

         41.14. "Landlord's Work" shall have the meaning set forth in the Work Letter.

         41.15. "Person" shall mean an individual, partnership, corporation, limited liability company or any other legally existing entity.

         41.16. "Project Architect" shall have the meaning ascribed to such term in the Work Letter.

         41.17. "Project Common Areas" shall mean all portions of the Project which are for the non-exclusive use of tenants of the buildings at the Project as shown on the site plan attached as Exhibit "C".

         41.18. "Rentable Area" shall mean the total of rentable area calculated in accordance with BOMA Standard.

         41.19. "Rules and Regulations" shall mean the rules and regulations adopted by Landlord and attached hereto as Exhibit "I" and to other reasonable and nondiscriminatory rules and regulations as are hereafter promulgated by Landlord in its discretion.

         41.20. "Substantially Complete(d)" and "Substantial Completion" shall mean latest of (i) the date of issuance of a temporary certificate of occupancy for the Demised Premises subject only to such minor work as would not unreasonably interfere with Tenant's occupancy and use of the Demised Premises for the purposes for which it is to be used, (ii) the date Tenant receives a Certificate of Substantial Completion in the form of the American Institute of Architects document G704 executed by the Project Architect and the TI Architect and the General Contractor (as required by and defined in the Work Letter addressed to Tenant), and (iii) the date the Land constitutes a legally subdivided parcel assessed for tax purposes separate and apart from the remainder of the Project; provided, however, that validation by the Federal Drug Administration or other similar governmental licensing of the Demised Premises for Tenant's use shall in no event be deemed a condition to Substantial Completion.

         41.21. "Target Term Commencement Date" shall mean August 1, 1999.

         41.22. "Tenant-Caused Delays" shall mean, collectively, delays caused by (i) Tenant's requests for Changes (as defined in the Work Letter), (ii) Tenant's failure to timely comply with any of Tenant's obligations under the Work Letter, including, without limitation, failure to timely review and approve any documents which Tenant has an obligation to review and approve, and (iii) any other delay which is deemed to be a Tenant-Caused Delay under this Lease or the Work Letter.



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
         41.23. "Tenant Improvement Allowance" shall mean Tenant's allowance of $25.00 per square foot of Rentable Area, subject to increase pursuant to Section 4.10.

         41.24. "Tenant Improvements" has the meaning set forth in the Work Letter.

         41.25. "Tenant's Work" shall have the meaning ascribed to such term in the Work Letter

         41.26. "Tenant's Pro Rata Share of Building" shall mean one hundred percent 100%.

         41.27. "Tenant's Pro Rata Share of Project" shall mean a fraction, the numerator of which is the Rentable Area of the Demised Premises and the numerator of which is the Rentable Area of the Project, subject to the terms of
Section 6.6.

         41.28. "Termination Amount" shall mean an amount equal to the present value of all Annual Base Rent, Improvement Rent and Additional Rent anticipated to come due to during the period from the fifth anniversary of the Effective Date through the Term Expiration Date (had the Lease not been terminated), computed at an eight percent (8%) per annum discount rate compounded monthly.

         41.29. "Usable Area" shall mean the usable area calculated in accordance with the BOMA Standard.

         41.30. "Work Letter" shall mean the work letter attached hereto as Exhibit "E".



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
         IN WITNESS WHEREOF, the parties hereto have executed this Lease as of the date first above written.

                                            "TENANT"

                                            DIGENE CORPORATION,

                                            a Delaware corporation

                                            By: /s/ Charles M. Fleischman
                                               _________________________________

                                                 Its:      CFO & COO
                                                      __________________________

                                            "LANDLORD"

                                            ARE-METROPOLITAN GROVE I, LLC.
                                            a Delaware limited liability company

                                            By:   ALEXANDRIA REAL ESTATE
                                                  EQUITIES, L.P., a Delaware
                                                  limited partnership, managing
                                                  member

                                                  By:  ARE-QRS CORP., a
                                                       Maryland corporation,
                                                       general partner

                                                       By: /s/ Alan D. Gold
                                                           _____________________

                                                       Its:    President
                                                           _____________________



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
                               EXHIBITS/SCHEDULES

Exhibit "A"   Land

Exhibit "B"   Demised Premises

Exhibit "C"   Project

Exhibit "D"   Acknowledgment of Term Commencement Date

Exhibit "E"   Work Letter

Exhibit "F"   Acknowledgment of Rentable Area and Pro Rata Share

Exhibit "G"   Tenant Property

Exhibit "H"   Estoppel Certificate

Exhibit "I"   Rules and Regulations

Exhibit "J"   Subordination, Nondisturbance and Attornment Agreement

Exhibit "K"   Hazardous Materials List

Schedule 1    Milestone Events and Dates



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